Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
By and Among
AVNET, INC.,
AVT ACQUISITION CORP.
and
BELL MICROPRODUCTS INC.
Dated as of March 28, 2010

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)
Exhibit A — Form of Articles of Incorporation
Schedule CK — Company’s Knowledge

iii

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”), dated as of March 28, 2010, is entered into by and among Avnet, Inc., a New York corporation (“Parent”), AVT Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Bell Microproducts Inc., a California corporation (the “Company”).
     WHEREAS, the respective Boards of Directors of Parent, Purchaser and the Company have determined that it would be advisable and in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, to effectuate such acquisition, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation in the merger (the “Merger”);
     WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) will be converted into the right to receive the Merger Consideration (as defined below);
     WHEREAS, the respective Boards of Directors of Parent and Purchaser have approved this Agreement;
     WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interest of, the Company and its stockholders; (ii) declared the advisability of and approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the General Corporation Law of the State of California (the “CGCL”); and (iii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement, including the principal terms of the Merger; and
     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Purchaser and the Company agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
     “2009 Form 10-K” has the meaning set forth in Section 4.4(a).
     “Acceptable Confidentiality Agreements” has the meaning set forth in Section 6.2(b).
     “Acquisition Agreement” has the meaning set forth in Section 9.1(c)(i).

     “Acquisition Proposal” means any inquiry, proposal or offer by any Person other than Parent, Purchaser or any of their respective Affiliates relating to, or that is reasonably likely to lead to, directly or indirectly (i) a merger, consolidation, dissolution, tender offer, exchange offer, joint venture, liquidation, recapitalization, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries, (ii) the acquisition by any Person in any manner of a number of shares of any class of equity securities of the Company or any Subsidiary equal to or greater than fifteen percent (15%) of the number of such shares outstanding before such acquisition, or (iii) the acquisition by any Person in any manner, directly or indirectly, of assets that constitute fifteen percent (15%) or more of the net revenues, net income, EBITDA or the consolidated total assets of the Company, in each case other than the transactions contemplated by this Agreement; provided, however, that solely for purposes of Section 9.3, the references to fifteen (15%) in this definition shall be replaced by fifty percent (50%).
     “Affiliate” has the meaning set forth in Rule 405 promulgated under the Securities Act.
     “Affiliated Group” has the meaning set forth in Section 4.11(a).
     “Agreement” has the meaning set forth in the first paragraph hereof.
     “Bid” means any outstanding quotation, bid, proposal or grant application by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to a Government Contract.
     “Business Day” has the meaning set forth in Rule 14d-1(g)(3) promulgated under the Exchange Act.
     “CEO” has the meaning set forth in Section 4.7(b).
     “Certificate” has the meaning set forth in Section 3.2(a).
     “Certificate of Merger” has the meaning set forth in Section 2.3.
     “CGCL” has the meaning set forth in the recitals hereof.
     “Change in Board Recommendation” has the meaning set forth in Section 6.2(d).
     “Closing” has the meaning set forth in Section 2.2.
     “Closing Date” has the meaning set forth in Section 2.2.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Company” has the meaning set forth in the first paragraph hereof.

     “Company Balance Sheet” means the audited balance sheet of the Company as of December 31, 2009.
     “Company Board” means the Board of Directors of the Company.
     “Company Common Stock” has the meaning set forth in the recitals hereof.
     “Company Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article IV.
     “Company Employee Plans” has the meaning set forth in Section 4.14(a).
     “Company Financial Statements” has the meaning set forth in Section 4.4(b).
     “Company Intellectual Property” means any Intellectual Property that is owned by, or exclusively licensed to, Company or any of its Subsidiaries.
     “Company Leases” has the meaning set forth in Section 4.12(b).
     “Company Person” means an officer, director, employee, consultant, contractor, subcontractor or agent of the Company or any of its Subsidiaries.
     “Company Preferred Stock” means preferred stock of the Company, par value $0.01 per share.
     “Company Properties” has the meaning set forth in Section 4.12(a).
     “Company Registered Intellectual Property” has the meaning set forth in Section 4.13(a).
     “Company SEC Reports” has the meaning set forth in Section 4.4(a).
     “Company Stock Award” has the meaning set forth in Section 3.3(b).
     “Company Stock Option” has the meaning set forth in Section 3.3(a).
     “Company Stock Option Holder” has the meaning set forth in Section 3.3(a).
     “Company Stock Plans” has the meaning set forth in Section 4.2(b).
     “Company Stockholders Meeting” has the meaning set forth in Section 7.3(a).
     “Company’s Knowledge” means, with respect to any specific matter, the actual knowledge of the persons listed on Schedule CK to this Agreement, assuming such persons have made due inquiry of any officer or employee of the Company having responsibility for such matter.
     “Consent” has the meaning set forth in Section 4.3(c).

     “Contract” means written or oral contract, note, bond, mortgage, indenture, lease, license, or other legally binding agreement, instrument, commitment, guarantee, executory commitment, understanding or obligation.
     “Covered Parties” has the meaning set forth in Section 7.7(a).
     “Current Premium” has the meaning set forth in Section 7.7(a).
     “Data Protection Legislation” has the meaning set forth in Section 4.20.
     “Demand Notice” has the meaning set forth in Section 3.1(c)(i).
     “DGCL” means the Delaware General Corporation Law.
     “Director Stockholder” means each director of the Company, individually, and “Director Stockholders” means, collectively, all directors of the Company.
     “Dissenting Share” has the meaning set forth in Section 3.1(c)(i).
     “Dissenting Threshold” has the meaning set forth in Section 3.1(c)(ii).
     “DOJ” means the U.S. Department of Justice.
     “Effective Time” has the meaning set forth in Section 2.3.
     “Employee” has the meaning set forth in Section 7.11(a).
     “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, arrangement, policy or practice involving direct or indirect compensation, including insurance coverage, severance benefits, vacation, paid time-off, disability benefits, deferred compensation, bonuses, allowances, educational assistance, loans, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive or retention compensation or post-retirement compensation and all unexpired severance and retention agreements, written or otherwise, for the benefit of, or relating to, any current or former Company Person or any current or former Company Person of an ERISA Affiliate.
     “End Date” means the six-month anniversary of the date of this Agreement; provided, however, that if (A) any of the conditions set forth in Section 8.1(b) or (B) any of the conditions set forth in Sections 8.1(c) or 8.2(f), relating to, or requiring receipt of, anti-trust or anti-competition approval by any Governmental Authority to consummate the Merger, have not been satisfied prior to the six-month anniversary of the date of this Agreement, “End Date” shall mean the nine-month anniversary of the date of this Agreement.
     “Environmental Law” means any applicable Law, Permit or Order relating to (A) the protection, investigation or restoration of the environment, human health and safety as affected by the environment or natural resources or (B) the handling, use, storage, treatment, manufacture, transportation, management, disposal, release or threatened release of any Hazardous Substance.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations thereunder.
     “Exchange Fund” has the meaning set forth in Section 3.2(a).
     “Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent and/or Purchaser in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, investment banking firms, accountants, experts and consultants to Parent and/or Purchaser but not to exceed $2.5 million.
     “Fairness Opinion” has the meaning set forth in Section 4.22.
     “Financial Advisor” means Raymond James & Associates, the financial advisor to the Company.
     “Foreign Export and Import Laws” has the meaning set forth in Section 4.19(a).
     “FTC” means the U.S. Federal Trade Commission.
     “GAAP” means generally accepted accounting principles in the United States.
     “Government Contract” means any Contract with any Governmental Authority entered into by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is bound.
     “Governmental Authority” means any government, any governmental or quasi-governmental authority or entity or municipality or political or other subdivision thereof, department, commission, board, regulatory or administrative or self-regulating authority, bureau, branch, authority, official, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case, whether federal, state, city, municipal, county, local, provincial, foreign, international or multinational.
     “Hazardous Substance” means any substance that is (A) listed, classified, regulated as a “hazardous substance,” “hazardous material,” “hazardous chemical” or “hazardous waste” pursuant to any Environmental Law; (B) a petroleum product or by-product, asbestos-containing material, polychlorinated biphenyl, radioactive material or radon; or (C) any other substance which is regulated by any applicable Governmental Authority pursuant to any applicable Environmental Law.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Insurance Policies” has the meaning set forth in Section 4.7(e).
     “Intellectual Property” means all intellectual property and intellectual property rights, whether protected, created or arising under the laws of the United States or a foreign jurisdiction, including: (i) all works of authorship including all copyrights and copyrightable works (whether registered or unregistered), and all applications, registrations and renewals thereof; (ii) all patents, patent applications, provisional applications, patent disclosures, and invention disclosure statements, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions, renewals and reexaminations thereof, any confirmation patent, patent of addition and registration patent, as well as any foreign counterparts of any of the foregoing; (iii) all trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (iv) all mask works and all applications, registrations and renewals in connection therewith; (v) all Software; (vi) all trade names, fictional business names, trade dress rights, trademarks and service marks including all applications, registrations and renewals thereof and logos, including any Internet domain names, and applications therefor and the goodwill associated with the foregoing, together with all translations, adaptations, derivations and combinations and like intellectual property rights; (vii) all industrial designs and any registrations and applications therefor; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated; and (x) any similar or equivalent rights to any of the foregoing anywhere in the world.
     “ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Part 120.
     “Law” means any federal, state, local, municipal, foreign, international, multinational or administrative Order, constitution, law, common law, ordinance, judicial decision, writ, injunction, license, permit, regulation, rule, code, plan, statute or treaty of a Governmental Authority.
     “Liens” means any mortgage, pledge, lien (statutory or otherwise), assessment, assignment, security interest, charge, levy, easement, right of way, claim or encumbrance of any kind (including any conditional sales or other title retention agreement, any lease in the nature thereof and any agreement to give any of the foregoing) and any option or other arrangement having the practical effect of any of the foregoing.
     “Matching Bid” has the meaning set forth in Section 6.2(e).
     “Material Adverse Effect” means any fact, change, event, circumstance, occurrence, development or effect (any such item, an “Effect”) that (i) has or would reasonably be expected to have a materially adverse effect on the business, assets, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents the consummation of the transactions contemplated by this Agreement; provided, however, that no Effects resulting from the following shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would be reasonably expected to exist:
          (a) changes affecting any industry or industries in which the Company or any of its Subsidiaries operates;
          (b) changes in the United States or European economies or the financial markets of the United States or elsewhere in regions of the world in which the Company or its Subsidiaries operates;
          (c) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein;
          (d) the announcement or pendency of the transactions contemplated hereby, including the Merger, including any cancellation of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships, any loss of employees and any actions taken by or inactions of competitors;
          (e) compliance with the terms of this Agreement, any action contemplated by this Agreement or any action taken, or failure to act, to which Parent has consented;
          (f) stockholder class action or derivative litigation or other litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of this Agreement and/or the consummation or proposed consummation of any of the transactions contemplated hereby;
          (g) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement;
          (h) changes in Law or GAAP after the date hereof;
          (i) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(h) of this definition); or
          (j) a decline in the price of the Company Common Stock on the NASDAQ Stock Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition);
except, in the cases of clauses (a), (b), (c), (g) and (h) to the extent such Effect materially disproportionately affects the Company relative to other similarly situated participants in the industries in which it operates.
     “Material Customer” has the meaning set forth in Section 4.18.
     “Material Supplier” has the meaning set forth in Section 4.18.
     “Merger” has the meaning set forth in the recitals hereof.
     “Merger Consideration” has the meaning set forth in Section 3.1(a)(i).
     “Modified Superior Proposal” has the meaning set forth in Section 6.2(e).
     “NDA” means the nondisclosure letter agreement dated December 9, 2009 between Parent and the Company.
     “Notice of Superior Proposal” has the meaning set forth in Section 6.2(e).
     “Open Government Contract” means a Government Contract as to which final payment has not yet been made by the applicable Governmental Authority.
     “Order” means any order, award, injunction, writ, judgment, stipulation, decree or determination entered, issued, promulgated, made or rendered by or with any Governmental Authority.
     “Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries consistent with past practice.
     “Other Antitrust Laws” means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition, including Council Regulation (EC) No 139/2004 of 20 January 2004 of the European Union and any analogous or similar Laws of any foreign jurisdiction.
“Parent” has the meaning set forth in the first paragraph hereof.
     “Parent Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement, arrangement, policy or practice involving direct or indirect compensation, including insurance coverage, severance benefits, vacation, paid time-off, disability benefits, deferred compensation, bonuses, allowances, educational assistance, loans, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive or retention compensation or post-retirement compensation that is maintained or sponsored by, or contributed to by, Parent and/or any of its Affiliates.

“Paying Agent” has the meaning set forth in Section 3.2(a).
     “Permit” means permit, license, franchise, concession, variance, exemption, certificate, approval and/or other similar authorization from a Governmental Authority.
     “Permitted Actions” has the meaning set forth in Section 6.2(b).
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), joint stock company, organization, trust, association, entity, or government, political subdivision, agency or instrumentality of a government.
     “Personal Information” has the meaning set forth in Section 4.20.
     “Post-Signing Returns” has the meaning set forth in Section 6.3(a).
     “Proceeding” means an action, audit, suit, proceeding, claim, arbitration or investigation.
     “Proxy Statement” has the meaning set forth in Section 7.3(b).
     “Purchaser” has the meaning set forth in the first paragraph hereof.
     “Recommendation” has the meaning set forth in Section 4.3(e).
     “Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority, including any of the following: (i) issued patents and patent applications, (ii) trademark registrations, renewals and applications, (iii) copyright registrations and applications, and (iv) domain name registrations.
     “Release” or “Released” means the actual spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or disposing of barrels, containers and other closed receptacles containing any Hazardous Substance), whether intentional or unintentional, of any Hazardous Substance.
     “Representatives” has the meaning set forth in Section 6.2(a).
     “Run-off D&O Insurance” has the meaning set forth in Section 7.7(a).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SBIR” has the meaning set forth in Section 4.8(c).
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.

     “Software” means computer software and firmware (including object code, source code, data and related documentation).
     “Stockholder Agreements” means stockholder agreements between each Director Stockholder and Parent and Purchaser, dated on or about the date hereof, in respect of shares of Company Common Stock beneficially owned by the Director Stockholders.
     “Stockholder Approval” has the meaning set forth in Section 7.3(a).
     “Subsidiary” means, with respect to the Company, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) the Company or any other subsidiary of the Company is a general partner or a managing member, (ii) the Company and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) the Company and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than fifty percent (50%) of the equity, membership, partnership or similar interests.
     “Superior Proposal” means any bona fide written Acquisition Proposal not solicited or initiated in violation of this Agreement to acquire all or substantially all of the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a sale of its assets or other similar transaction, (i) on terms and conditions that the Company Board concludes in good faith after consultation with the Financial Advisor and outside legal counsel to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement and which transaction would result in the receipt by the holders of Company Common Stock of consideration economically superior to the consideration such holders are to receive in the transactions contemplated by this Agreement, taking into account all the terms and conditions of such Acquisition Proposal (but excluding any impact on the Director Stockholders of the terms of any stockholders agreement or the absence thereof included as a facet thereof) and this Agreement and the Stockholder Agreements (including any bona fide offer or proposal by Parent to amend the terms of this Agreement and/or the Stockholder Agreements), (ii) that in the good faith judgment of the Company Board (after consultation with the Financial Advisor and outside legal counsel) is reasonably capable of being completed timely on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal and (iii) for which financing, to the extent required, is then committed.
     “Surviving Corporation” has the meaning set forth in Section 2.1.
     “Takeover Law” means any state “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Law.
     “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied (including electronically) to a taxing authority in connection with Taxes.
     “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, unclaimed property, payroll and franchise taxes imposed by any Governmental Authority responsible for the imposition of taxes and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, including liability for the payment of any Taxes as a result of being or having been a member of an Affiliated Group on or before the Effective Time, or a party to any agreement or arrangement whereby liability of the Company or any of its Subsidiaries for payments of such amounts was determined or taken into account with reference to the liability or income of any other Person.
     “Termination Fee” means an amount equal to Ten Million Five Hundred Thousand Dollars ($10,500,000), less Expenses theretofore paid by the Company to Parent pursuant to Section 9.3(b).
     “Third Party Intellectual Property” means any Intellectual Property owned by a third party to which the Company or any of its Subsidiaries has a license, sublicense or other agreement, including Software used for internal business processes and operations, but excluding any Intellectual Property that is licensed on an exclusive basis to Company or any of its Subsidiaries.
     “U.S. Export and Import Laws” has the meaning set forth in Section 4.19(a).
     “Warrants” has the meaning set forth in Section 3.4.
     1.2 Construction. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Annex,” “Appendix,” “Article,” “Exhibit,” “Schedule” and “Section” refer to annexes, appendices, articles, exhibits, schedules and sections of this Agreement. Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. Whenever the context of this Agreement permits, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. “Days” means calendar days unless otherwise specified. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and also shall be deemed to refer to such Laws as they may be amended after the date of this Agreement. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the Company shall not be deemed to be an Affiliate or Subsidiary of Purchaser or Parent. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of any provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE II
THE MERGER
     2.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the CGCL and the DGCL, Purchaser shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and, in accordance with the CGCL and the DGCL, shall succeed, without other transfer, to all the rights and property of Purchaser and shall be subject to all the debts and liabilities of Purchaser in the same manner as if the Surviving Corporation had itself incurred them.
     2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the merger (the “Closing”) shall take place at 10:00 a.m. on the second (2nd) Business Day after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those that by their terms cannot be satisfied until the time of the Closing but subject to the fulfillment or waiver of such conditions), at the offices of Squire, Sanders & Dempsey L.L.P., Two Renaissance Square, 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004, or at such other time, date or place agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
     2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on or after the Closing Date, the parties shall cause (a) an Agreement of Merger in a form acceptable to the parties together with the related officers’ certificates required by Section 1103 of the CGCL to be filed with the Secretary of State of the State of California, (b) an Agreement of Merger in a form acceptable to the parties or the certificate described in Section 252(c) of the DGCL to be filed with the Secretary of State of the State of Delaware (the documents to filed pursuant to the foregoing clause (a) and this clause (b) each a “Certificate of Merger”) and (c) all other filings, recordings, certifications, publications required by the DGCL and CGCL, in such forms as required by such Laws, to be duly prepared, executed and made. The Merger shall become effective on the date of the filings of the applicable Certificates of Merger with the Secretaries of State of the State of California and the State of Delaware at the time specified therein or at such subsequent time and date as Parent and the Company shall agree and specify in the Certificates of Merger. The time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”
     2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL and Section 259 of the DGCL.
     2.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of the Company, as amended, shall be amended in its entirety to read as set forth on Exhibit A hereto, and as so amended shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law, and the bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable Law.

     2.6 Directors and Officers. The directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their successors are elected and qualified.
ARTICLE III
CONVERSION OF SECURITIES IN THE MERGER
     3.1 Effect of Merger on Capital Stock.
          (a) Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:
     (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled pursuant to Section 3.1(a)(ii) below and any Dissenting Shares) shall be automatically cancelled and extinguished and be converted into and become the right to receive from the Surviving Corporation $7.00 in cash per share without any interest thereon (the “Merger Consideration”), and all other rights of the holder thereof with respect thereto shall cease to exist;
     (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Purchaser or the Company or any direct or indirect Subsidiary of Parent or the Company shall automatically be cancelled, and no payment shall be made with respect thereto; and
     (iii) each share of Purchaser’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of the same class of capital stock of the Surviving Corporation.
          (b) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.
          (c) Dissenting Shares.
     (i) Notwithstanding anything in this Agreement to the contrary, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and which is held by a holder who: (a) is entitled to demand and who has made written demand upon the Company for the purchase of such shares and payment in cash of the “fair market value” thereof in the manner prescribed by Chapter 13 of the CGCL (the “Demand Notice”); and (b) has perfected such holder’s rights in accordance with Chapter 13 of the CGCL, shall be deemed a “Dissenting Share.”
     (ii) If the number of Dissenting Shares as of the Effective Time equals or exceeds five percent (5%) of the total number of shares Company Common Stock issued and outstanding as of the Effective Time (the “Dissenting Threshold”), then no holder of any Dissenting Shares shall be entitled to payment of the Merger Consideration in respect of such Dissenting Shares, and at the Effective Time all such Dissenting Shares shall no longer be outstanding and shall be automatically cancelled and shall cease to exist and, except as otherwise provided by applicable Law, each holder of any such Dissenting Shares shall cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted by Chapter 13 of the CGCL.
     (iii) Notwithstanding anything to the contrary herein, if a holder of any Dissenting Shares shall fail to perfect or otherwise waives, withdraws or loses such holder’s rights under Chapter 13 of the CGCL or a court of competent jurisdiction determines that such holder is not entitled to relief under Chapter 13 of the CGCL, then any such shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as set forth in Section 3.1(a)(i) of this Agreement, without any interest thereon.
     (iv) If the Dissenting Threshold is not met, any share that had previously been a Dissenting Share shall no longer be regarded as such and any such shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as set forth in Section 3.1(a)(i) of this Agreement, without any interest thereon.
     (v) The Company shall give Parent (A) prompt notice of any Demand Notice received by the Company, withdrawals thereof and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company, and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of any rights of the holder of Dissenting Shares under Chapter 13 of the CGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of any such rights of the holder of Dissenting Shares under Chapter 13 of the CGCL or offer to settle or settle any such rights. The parties hereto agree that they will not, and this Agreement does not, confer or seek to confer upon any holder of Company Common Stock any dissenters rights or appraisal rights greater than those provided by Chapter 13 of the CGCL or otherwise expand or seek to expand the rights provided by Chapter 13 of the CGCL.

     3.2 Exchange of Certificates.
          (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company (or such other Person as shall be reasonably acceptable to the Company) to act as agent (the “Paying Agent”) for the payment after the Effective Time of the Merger Consideration upon surrender of stock certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration pursuant to Section 3.1(a)(i) (each, a “Certificate”) (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 3.2(g)). From time to time after the Effective Time, Parent shall provide, or cause the Surviving Corporation to provide, to the Paying Agent, on a timely basis as and when needed, cash necessary for payment of the Merger Consideration pursuant to Section 3.1(a)(i) upon surrender of Certificates (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit and bond, if required, in the manner provided in Section 3.2(g)) (such cash being hereinafter referred to as the “Exchange Fund”).
          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, but in any event not later than the fifth (5th) Business Day following the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon receipt of the Certificate by the Paying Agent and shall be otherwise in such form and have such other provisions as Parent and the Company reasonably agree and specify before the Closing) and (ii) instructions for use in effecting the surrender of the Certificate in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and properly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock formerly represented by such Certificate shall have been converted pursuant to Section 3.1(a)(i) into the right to receive the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the stock transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock formerly represented by such Certificate have been converted pursuant to Section 3.1(a). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.
          (c) No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid upon the surrender of a Certificate in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate. At the Effective

Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided for in this Article III.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates on the date that is nine (9) months after the Effective Time shall, upon demand, be delivered by the Paying Agent to Parent, and any holder of a Certificate who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of the Merger Consideration, but shall have no greater rights against Parent than may be accorded to a general unsecured creditor of Parent under applicable Law.
          (e) No Liability. None of Parent, its Affiliates, Purchaser, the Company, the Surviving Corporation or the Paying Agent or their respective Representatives shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the five (5) -year anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority), any such cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. No investment loss or other loss incurred by the Exchange Fund shall affect the Merger Consideration payable pursuant to this Article III, and if such loss is realized Parent shall promptly deposit cash into the Exchange Fund to the extent necessary to satisfy the payment obligations set forth in this Article III.
          (g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 3.1(a)(i) in exchange for such lost, stolen or destroyed Certificate, upon the making by the holder thereof of an affidavit of such loss, theft or destruction with such assurances as Parent, in its discretion and as a condition precedent to the payment of the Merger Consideration, may require of the holder of such lost, stolen or destroyed Certificate, and upon posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim in respect thereof.
          (h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts that it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common

Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent. If and to the extent that amounts so withheld are not paid to a taxing authority, such amount shall be tendered to the former holder of the shares of Company Common Stock in respect of which such deduction and withholding were made by Purchaser.
     3.3 Stock Options and Other Stock-based Compensation.
          (a) Payment for Company Stock Options. Promptly following the execution of this Agreement, the Company shall deliver written notice to each holder of any option to acquire shares of capital stock of the Company (each, a “Company Stock Option” and each holder thereof a “Company Stock Option Holder”) that is outstanding at such time, which written notice shall inform each Company Stock Option Holder that (i) all Company Stock Options, whether or not then vested or exercisable, shall be exercisable as of the Effective Time by delivery of written notice to the Company of such Company Stock Option Holder’s intent to exercise its Company Stock Options and (ii) all Company Stock Options that remain unexercised as of the Effective Time shall be cancelled as of the Effective Time without payment of consideration of any kind to the Company Stock Option Holders holding such unexercised Company Stock Options. The Company shall take all requisite action so that, as of the Effective Time, (A) each Company Stock Option for which the Company has received a written notice of intent to exercise from the applicable Company Stock Option Holder immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, the holder of that Company Stock Option or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Company Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Company Stock Option and (B) each Company Stock Option that remains unexercised as of the Effective Time shall be cancelled as of the Effective Time without payment of consideration of any kind to the Company Stock Option Holder holding such unexercised Company Stock Option.
          (b) Payment for Company Stock Awards. The Company shall take all requisite action so that, as of the Effective Time, each restricted unit award and other right, contingent or accrued, to acquire or receive shares of Company Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Company Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under any Company stock award plan, other than Company Stock Options (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration.
          (c) Necessary Actions. At or prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall adopt any resolutions and take any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of paragraphs (a) and (b) of this Section 3.3.
          (d) Withholding. All amounts payable pursuant to this Section 3.3 shall be subject to any required withholding of Taxes and shall be paid without interest.
          (e) Termination of Company Stock Plans. The Company Stock Plans shall terminate as of the Effective Time, and the provisions in any other Company Employee Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall terminate and be deleted as of the Effective Time, and the Company shall use its commercially reasonable efforts to ensure that following the Effective Time no holder of a Company Stock Option or any participant in any Company Stock Plan or other Company Employee Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.
     3.4 Warrants. At the Effective Time, and in accordance with the terms of each warrant to purchase shares of capital stock of the Company that is listed on Section 3.4 of the Company Disclosure Schedule (collectively, the “Warrants”) and that is issued and outstanding immediately prior to the Effective Time, unless otherwise elected by the holder of any such Warrant, Parent shall cause the Surviving Corporation to issue a replacement warrant to each holder thereof providing that such replacement warrant shall be exercisable for an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Warrant (on an as-converted basis) multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such Warrant. From and after the Closing, Parent shall cause the Surviving Corporation to comply with all of the terms and conditions set forth in each such replacement warrant, including the obligation to make the payments contemplated thereby upon exercise thereof.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Purchaser, subject to those exceptions set forth in the disclosure schedule delivered by the Company to Parent herewith (the “Company Disclosure Schedule”) (the disclosure of an item in one section of the Company Disclosure Schedule as an exception or information relating to a particular representation or warranty being deemed adequately disclosed as an exception with respect to all other representations and warranties to the extent that the relevance of such item to such representations and warranties is reasonably apparent on the face of the disclosed item), as follows:
     4.1 Organization, Standing and Power; Subsidiaries.
          (a) Organization, Standing and Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, which have not had, and are not reasonably likely to have, a Material Adverse Effect.
          (b) Subsidiaries. Section 4.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company’s Subsidiaries as of the date hereof, the jurisdiction of organization or incorporation of each such Subsidiary, and the Company’s direct or indirect equity interest therein. Except as so listed or set forth in Section 4.1(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated. Except as set forth in Section 4.1(b) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has at any time been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity.
          (c) Organizational Documents. The Company has made available to Parent complete and accurate copies of the Articles of Incorporation and Bylaws of the Company, each as amended, and the charter, bylaws or other organizational documents of each Subsidiary of the Company, each as amended. All of such organizational documents are in full force and in effect as of the date hereof in the form made available to Parent.
     4.2 Capitalization.
          (a) Authorized and Outstanding Capitalization. The authorized capital stock of the Company consists of 90,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. As of March 25, 2010, (i) 32,344,134 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in the treasury of the Company and no shares of Company Common Stock are held by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding. No issued and outstanding shares of Company Common Stock are subject to a repurchase or redemption right or right of first refusal or condition of forfeiture in favor of the Company.
          (b) Options and Other Shares Reserved for Issuance. Section 4.2(b)(i) of the Company Disclosure Schedule lists as of March 25, 2010 (1) the number of shares of Company Common Stock reserved for future issuance pursuant to Company Stock Options, Company Stock Awards and Warrants granted and outstanding, and (2) the plans or other arrangements under which such Company Stock Options and Company Stock Awards were granted (collectively, the “Company Stock Plans”). Section 4.2(b)(i) of the Company Disclosure Schedule also sets forth as of March 25, 2010 a complete and accurate list, subject to applicable Law, of all holders of outstanding Company Stock Options or Company Stock Awards, indicating with respect to each Company Stock Option and Company Stock Award, (1) the number of shares of Company Common Stock subject to such Company Stock Option or Company Stock Award, (2) the exercise price, date of grant and expiration date of such Company Stock Option or Company Stock Award, (3) any acceleration provisions or milestones

/ vesting dates applicable to such Company Stock Option or Company Stock Award, and (4) whether the exercisability of such Company Stock Option or Company Stock Award will be accelerated in any way by the transactions contemplated by this Agreement (and if so, under which Company Stock Plan and to what extent). The Company has made available to Parent copies of the forms of option grant and award grant under each Company Stock Plan, and all Company Stock Options and Company Stock Awards are pursuant to such forms. Except as set forth in Section 4.2(a), this Section 4.2(b) and Section 4.2(b)(i) of the Company Disclosure Schedule, (i) there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, securities, calls, rights, commitments, instruments or agreements of any kind or character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement, except as expressly contemplated by this Agreement. None of the Company or any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Except as set forth in Section 4.2(b)(i) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to or is bound by any, and to the Company’s Knowledge, there are no, agreements or understandings with respect to the voting (including voting trusts and/or proxies) or sale or transfer (including agreements imposing transfer restrictions) or registration rights agreements of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any rights agreement, “poison pill”, anti-takeover plan or other agreement or understanding with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. The Company has made available to Parent accurate and complete copies of all Company Stock Plans and has made available forms of all agreements evidencing Company Stock Options, Company Stock Awards or Warrants.
          (c) Status of Shares. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 4.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company’s Articles of Incorporation or Bylaws, each as amended, or any agreement to which the Company is a party or is otherwise bound. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other Person. Except as set forth in Section 4.2(c) of the Company Disclosure Schedule, there are no issued and outstanding bonds, debentures, notes or other indebtedness having general voting rights (including the right to vote upon any of the matters contemplated hereby, including the Merger and the election of directors) (or convertible into, or exchangeable for, securities having such rights) of the Company or any of its Subsidiaries.
          (d) Capital Stock of Subsidiaries. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, all of the outstanding shares of capital stock and other equity securities or interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid (to the extent applicable), nonassessable (to the extent applicable) and free of preemptive rights, and all such shares are owned, of record and beneficially, by the Company free and clear of all Liens, agreements, limitations in the Company’s voting rights, charges or other encumbrances of any nature.
     4.3 Authority; No Conflict; Required Filings and Consents.
          (a) Power and Authority; Execution and Delivery. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, in connection with the Merger, approval of the principal terms of the Merger by the holders of a majority of the outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents as and to the extent such may be required by the CGCL and DGCL). This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution, and delivery by the other parties to this Agreement, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought).
          (b) Absence of Conflicts. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with or result in any violation or breach of any provision of the Articles of Incorporation or Bylaws of the Company, each as amended, or the charter, bylaws, or other organizational document of any Subsidiary of the Company, (ii) except as set forth in Section 4.3(b) of the Company Disclosure Schedule, conflict with or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit or creation of any material obligation) under, or require a consent, waiver, approval, authorization or notice under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiaries’ assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets are bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (vi) of Section 4.3(c) hereof, conflict with or violate any Permit, Order or Law applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the cases of clauses (ii) and (iii) of this Section 4.3(b) for any of the matters referenced in such clauses which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
          (c) Absence of Required Consents. No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing (any of the foregoing, a “Consent”) with any Governmental Authority is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and Other Antitrust Laws, (ii) the filing of the applicable Certificates of Merger with the Secretaries of State of the State of California and the State of Delaware, (iii) filings or consents under and compliance with the Exchange Act as may be required in connection with this Agreement and the Merger, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, (v) filings with the NASDAQ Stock Market, (vi) the consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings set forth in Section 4.3(b) of the Company Disclosure Schedule or Section 4.3(d) and (vii) such other Consents which are not, individually or in the aggregate, material.
          (d) Required Vote. The affirmative vote for approval of the principal terms of the Merger by the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Stockholders Meeting is the only vote of the holders of any class or series of the Company’s capital stock or other securities necessary to adopt this Agreement and for the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.
          (e) Actions by the Company Board. The Company Board, at a meeting duly called and held, has (i) determined that each of the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders, (ii) declared the advisability of and duly approved this Agreement and the transactions contemplated hereby, including the Merger, which approval is sufficient to satisfy the requirements of Section 1101 of the CGCL, (iii) resolved to recommend that holders of shares of Company Common Stock approve the principal terms of the Merger (the “Recommendation”), and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state Takeover Law or similar Law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement, and, as of the date hereof, none of the aforesaid actions by the Company Board has been amended, rescinded or modified. No Takeover Law is applicable to the Merger or the transactions contemplated by this Agreement.
     4.4 SEC Filings; Financial Statements; Information Provided.
          (a) Company SEC Reports. Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, the Company has filed with the SEC all registration statements,

forms, reports and other documents required to be filed by the Company with the SEC since January 1, 2005 (including all certifications required pursuant to the Sarbanes-Oxley Act), and copies of all such registration statements, forms, reports and other documents filed by the Company with the SEC since such date are publicly available. All such registration statements, forms, reports, certificates and other documents filed by the Company and that it may file after the date hereof until the Closing are referred to herein as the “Company SEC Reports.” The Company SEC Reports (i) were, except as set forth in Section 4.4(a) of the Company Disclosure Schedule, filed on a timely basis, (ii) at the time filed, or if amended, as of the time of the last such amendment prior to the date of this Agreement, were prepared in compliance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 15(d) of the Securities Act or Section 13(a) of the Exchange Act. Neither the Company nor any of its Subsidiaries is a party to or is bound by, and neither the Company’s nor its Subsidiaries’ assets or properties are subject to, any Contract required to be disclosed in a Form 10-K, Form 10-Q or Form 8-K filed prior to the date hereof that is not disclosed in the Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 26, 2010 (including the consolidated financial statements of the Company set forth therein, the “2009 Form 10-K”).
          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules) (the “Company Financial Statements”) contained in the Company SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), (iii) fairly presented the consolidated financial condition of the Company and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments which were not material in amount, and (iv) were prepared from, are in accordance with and accurately reflect in all material respects, the Company’s books and records as of the times and for the periods referred to therein.
          (c) Sarbanes-Oxley Act. The Company and its Subsidiaries are, and have been, in compliance with the applicable provisions of the Sarbanes-Oxley Act. Except as set forth in Section 4.4(c) of the Company Disclosure Schedule, each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications were accurate as of the date they were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any Subsidiary of the

Company has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act. Neither the Company nor any Subsidiary of the Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)). The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, applicable to its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Since January 1, 2005, there has not been any change in or waiver of the Company’s code of ethics, and to the Company’s Knowledge, there have been no violations of the Company’s code of ethics by its principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or other senior executive officers. The Company is in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ Global Market, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          (d) Internal Controls. Except as described in the 2009 Form 10-K, the Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and the Company Board and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company Financial Statements. Except as described in the 2009 Form 10-K, no material weakness was identified in management’s assessment of internal controls as of December 31, 2009 (nor has any such material weakness since been identified). The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and on Section 4.4(d) of the Company Disclosure Schedule (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of the foregoing, the terms “significant deficiency” and “material weakness” have the meaning assigned to such terms in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement. The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.
          (e) Disclosure Controls and Procedures. The Company’s and its Subsidiaries’ “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that (x) information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the

Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (y) such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.
          (f) No Resignation. Without limiting the generality of the foregoing, Deloitte & Touche LLP has not resigned or been dismissed as the independent registered public accounting firm of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied upon.
     4.5 Absence of Undisclosed Liabilities. Except (a) as set forth in Section 4.5 of the Company Disclosure Schedule, (b) as disclosed in the Company Financial Statements, (c) for normal or recurring liabilities incurred since December 31, 2009 in the Ordinary Course of Business or (d) for liabilities that are not material to the Company, neither the Company nor its Subsidiaries have incurred any liabilities, either accrued, contingent or otherwise, required to be reflected in financial statements in accordance with GAAP.
     4.6 Absence of Certain Changes or Events.
          (a) Except as set forth in Section 4.6 of the Company Disclosure Schedule, since December 31, 2009, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date there has not been any change, event, circumstance, development or effect that individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.
          (b) Except as set forth in Section 4.6 of the Company Disclosure Schedule, since December 31, 2009 through the date hereof, the Company has not
     (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock, except for any cash dividends by Subsidiaries to another Subsidiary or the Company;
     (ii) except for Company Common Stock issued or delivered pursuant to Company Stock Plans and for the issuance, grant or delivery of awards pursuant thereto, issued, delivered, sold, granted, pledged or otherwise disposed of or encumbered any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or securities the value of which is measured by such securities, or amend the terms of any of the foregoing, except as expressly contemplated by Section 3.3 of this Agreement;

     (iii) acquired (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other Person or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;
     (iv) amended its Articles of Incorporation, Bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;
     (v) except in the Ordinary Course of Business, sold, leased, licensed, pledged, or otherwise disposed of or encumbered any properties or assets of the Company or of any of its Subsidiaries;
     (vi) except for sales of inventory that are in the Ordinary Course of Business, sold, disposed of, or otherwise transferred any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, Contracts or Intellectual Property or any assets or the stock of any Subsidiaries);
     (vii) (i) except in the Ordinary Course of Business, incurred or suffered to exist any indebtedness for borrowed money other than such indebtedness reflected on the Company Balance Sheet or guaranteed any such indebtedness of another Person, (ii) except in the Ordinary Course of Business, issued, sold or amended any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guaranteed any debt securities of another Person, entered into any “keep well” or other agreement to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, (iii) made any loans or advances (in each case other than for employee travel or other business purposes or for employee tuition reimbursement in each case in the Ordinary Course of Business) or capital contributions to, or investments in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) except in the Ordinary Course of Business, entered into any hedging agreement or other financial agreement or arrangement the value of which may change with fluctuations in commodities or equities, prices or exchange rates or other derivative instruments;
     (viii) made any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law or, except as so required, changed any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalue any assets, or make any change in its fiscal year;
     (ix) (i) except in the Ordinary Course of Business entered into, or modified the terms of, any Contract relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its Subsidiaries or (ii) licensed, or modified the terms of any license of, any material intellectual property rights to or from any third party, other than non-exclusive licenses which may be canceled without penalty by the Company or its Subsidiaries upon written notice of thirty (30) days or less;
     (x) (i) made or rescinded any Tax election, (ii) settled or compromised any Tax liability, (iii) amended any Tax Return, (iv) made a request for a written ruling of a taxing authority relating to Taxes or file a request for a pre-filing agreement or similar procedure or (v) entered into a legally binding agreement with a taxing authority with respect to Taxes;
     (xi) closed (except pursuant to the existing terms of leases disclosed in Section 4.12(b) of the Company Disclosure Schedule entered into prior to the date of this Agreement (and without giving effect to the transactions contemplated by this Agreement)) or opened any material facility or office; or
     (xii) authorized any of, or committed or agreed, in writing or otherwise, to take any of, the foregoing actions.
     4.7 Agreements, Contracts and Commitments; Insurance.
          (a) All of the Contracts required to be set forth in paragraphs (b), (c) and (e) of Section 4.7 of the Company Disclosure Schedule are valid, subsisting, in full force and effect, binding upon the Company or one of its Subsidiaries, as applicable, and, to the Company’s Knowledge, binding upon the other parties thereto in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought). Except to the extent it does not have a Material Adverse Effect, no condition exists that with notice or lapse of time or both would constitute a default by the Company and/or any of its Subsidiaries, as applicable, thereunder, nor, to the Company’s Knowledge, is any other party to any such Contract in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. The Company has made available to Parent true and complete copies of all of the Contracts referred to in paragraphs (b), (c) and (e) of this Section 4.7. Notwithstanding anything to the contrary set forth in this Section 4.7, solely for purposes of this Section 4.7, the term “Contract” shall not include any Government Contract.
          (b) Section 4.7(b) of the Company Disclosure Schedule sets forth a list of (i) each employment agreement between the Company (or any of its Subsidiaries) and (A) the Chief Executive Officer of the Company (the “CEO”), (B) each officer or employee who reports directly to the CEO, and (C) each officer or employee who reports directly to any of the persons identified in Subsection 4.7(b)(ii)(B); and (ii) all change in control agreements to which the Company or any of its Subsidiaries is a party.

          (c) Except as set forth in Section 4.7(c) of the Company Disclosure Schedule, as of the date hereof, no executive officer or director of the Company or any of its Subsidiaries is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest, directly or indirectly, in any property owned by the Company or any of its Subsidiaries (except as a stockholder of the Company). Complete and accurate copies of all Contracts set forth in Section 4.7(c) of the Company Disclosure Schedule have heretofore been furnished or otherwise made available to Parent. Except as described in the 2009 Form 10-K, neither the Company nor any of its Subsidiaries has entered into any transaction with any Company Person or any transaction that would be subject to proxy statement disclosure pursuant to Item 404 of Regulation S-K.
          (d) Neither the Company nor any of its Subsidiaries is a party or subject to a non-competition or other similar Contract or Order that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of the business by the Company or any of its Subsidiaries in any material respect. Except as set forth in Section 4.7(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has entered into (or is otherwise bound by) any agreement under which it or any of its Subsidiaries or their respective successors is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business. None of the Company or any of its Subsidiaries is a guarantor of indebtedness of any other Person other than the Company or its Subsidiaries.
          (e) Each of the Company and its Subsidiaries maintains insurance policies (the “Insurance Policies”) with reputable insurance carriers against all risks of a character and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses. Section 4.7(e) of the Company Disclosure Schedule lists each Insurance Policy (including Insurance Policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements) to which Company or any Subsidiary is currently a named insured. With respect to each Insurance Policy: (A) the policy is legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally) and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (C) neither the Company nor any of its Subsidiaries, nor, to Company’s Knowledge, any other party to the policy, is in material breach or default thereof (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; and (D) to the Company’s Knowledge no party to the policy has repudiated any provision thereof. Section 4.7(e) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.
     4.8 Government Contracts.

          (a) Government Contracts and Bids. Set forth in Section 4.8(a) of the Company Disclosure Schedule is a listing of all Government Contracts involving performance of services or delivery of goods or materials by any Person of an amount or value in excess of $250,000 (i) to which Contract the Company or any of its Subsidiaries is currently a party or to which the Company or any of its Subsidiaries is currently bound, or (ii) under which Contract the last payment was made within the two years prior to the date of this Agreement. The Company, its Subsidiaries and Affiliates have complied with all material terms and conditions of each Government Contract and Bid to which it is a party or subject. Further, all representations and certifications made by the Company or any of its Subsidiaries or Affiliates with respect to any Government Contract or Bid were complete and accurate as of their effective date and the Company and its Subsidiaries and Affiliates have complied in all material respects with all such representations and certifications.
          (b) Undue Influence. None of the Company, any of its Subsidiaries nor any of their current (or, to the Company’s Knowledge, former) Company Persons or representatives, or any Person associated with or acting for or on their behalf, has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain or pay for favorable treatment for business or Government Contracts (regardless of whether such favorable treatment or Government Contracts were actually awarded) or other contracts secured, (ii) to obtain special concessions or for special concessions already obtained, or (iii) otherwise in violation of any Law. No payment or other benefit has been made or conferred by the Company or by any of its Subsidiaries or by any Person on behalf of the Company or any of its Subsidiaries in connection with any Government Contract or Bid in violation of applicable Laws (including procurement Laws, the Foreign Corrupt Practices Act (15 U.S.C. § 78dd-1 et seq.) or international anti-bribery conventions and local anti-corruption and bribery Laws). Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries or any agent thereof has violated or is in violation of, or has liability under, any such Laws.
          (c) Small Business Awards. Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, no Open Government Contract was awarded to Company, its Subsidiaries or Affiliates pursuant to the Small Business Innovative Research (“SBIR”) program or any set-aside program (small business, small disadvantaged business, 8(a), woman owned business, etc.) or as a result of the Company’s, its Subsidiaries’ or Affiliates’ “small business” or other preferred status under applicable Law.
     4.9 Litigation. Except for Proceedings that do not involve an amount in controversy in excess of $100,000 or as set forth in Section 4.9 of the Company Disclosure Schedule or as set forth in the Company SEC Reports, as of the date hereof there are no Proceedings (except for routine audits with respect to Government Contracts in the Ordinary Course of Business) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, or any of their material properties, assets or rights. None of the Company or any of its Subsidiaries is subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.10 Environmental Matters.
          (a) Compliance. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule or which would not result in a Material Adverse Effect:
     (i) the Company and each of its Subsidiaries are currently in compliance with, and have at all times during the past five (5) years been in compliance with, all applicable Environmental Laws;
     (ii) there is no Release or, to the Company’s Knowledge, threatened Release of any Hazardous Substances at the properties currently owned, leased or operated by the Company or any of its Subsidiaries which is required to be remediated under applicable Environmental Laws;
     (iii) to the Company’s knowledge, there was no Release or threatened Release of any Hazardous Substances by the Company or any of its Subsidiaries at the properties formerly owned, leased or operated by the Company or any of its Subsidiaries during the period of time such properties were owned, leased or operated by the Company or any of its Subsidiaries which is required to be remediated or reported under applicable Environmental Laws;
     (iv) none of the Company or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or, to the Company’s Knowledge, threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries is or may be liable for violations under any Environmental Law; and
     (v) none of the Company or any of its Subsidiaries is subject to any pending or, to the Company’s Knowledge, threatened Orders issued by any Governmental Authority or any indemnity or other agreement entered with any other Person, including leases for real property, imposing liabilities or obligations on the Company or any of its Subsidiaries under any Environmental Law (other than standard lease indemnities or obligations to adhere to Environmental Laws or Hazardous Substance control requirements).
          (b) Sole Environmental Representation. This Section 4.10 constitutes the sole representation and warranty of the Company and its Subsidiaries with respect to Environmental Laws.
     4.11 Taxes.
          (a) Filing of Tax Returns and Payment of Taxes; Definitions. Except as set forth in Section 4.11(a) of the Disclosure Schedule, the Company and each of its Subsidiaries and any affiliated, consolidated, combined, unitary or aggregate group (each, an “Affiliated Group”) of which the Company or any of its Subsidiaries is or was a member has timely filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects based on all applicable Laws and regulations. The Company and each of its

Subsidiaries have paid on a timely basis all material Taxes that are or were due and payable regardless of whether they were shown as payable on the applicable Tax Return. The unpaid Taxes of the Company and its Subsidiaries for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Company Balance Sheet (other than any accruals and reserves for “deferred taxes” or similar items that reflect timing differences between Tax and financial accounting principles). Except as set forth in Section 4.11(a) of the Disclosure Schedule, all material Taxes that the Company or any of its Subsidiaries is or was required by Law to withhold or collect (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or similar provisions under any other Laws) have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.
          (b) Deficiencies and Audits. The Company has made available to Parent correct and complete copies of all material federal income Tax Returns for all periods from and after January 1, 2006, together with related material examination reports and material statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all periods from and after January 1, 2006. The federal income Tax Returns of the Company and each of its Subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 4.11(b) of the Company Disclosure Schedule. The Company has made available to Parent correct and complete copies of all other material Tax Returns of the Company or its Subsidiaries for all periods from and after January 1, 2006, together with all related material examination reports and material statements of deficiency for all periods from and after January 1, 2006. Except as set forth in Section 4.11(b) of the Disclosure Schedule, no material examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Governmental Authority is currently in progress or, to the Company’s Knowledge, threatened or contemplated. Except as set forth in Section 4.11(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to material Taxes or agreed to an extension of time with respect to a material Tax assessment or deficiency.
          (c) FIRPTA. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (d) Change in Accounting Method. There are no adjustments under Section 481 of the Code (or any similar adjustments or any provision of the Code or the corresponding federal, state or local Laws related to Taxes) that are required to be taken into account by the Company or any of its Subsidiaries by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.
          (e) Absence of Group Memberships and Tax Agreements. Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an Affiliated Group, other than a group of which only the Company and its Subsidiaries are or were members or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement, or is liable for the Taxes of any other person (other than the Company or any of its Subsidiaries) as a transferee or successor, by contract, or otherwise.

          (f) Section 355. Neither the Company nor any of its Subsidiaries has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
          (g) Tax Shelters; Disclosure Statements. Except as set forth in Section 4.11(g) of the Disclosure Schedule, none of the Company or any of its Subsidiaries has ever entered into or been a party to (i) a transaction subject to registration pursuant to Code Section 6111 as a “reportable transaction” as defined in Code Section 6707A(c)(1) and within the meaning of Code Section 6111(b)(2) or a “tax shelter” as defined in former Code Section 6111(c) or (d), (ii) a transaction subject to the list requirements of Code Section 6112, or (iii) a tax shelter within the meaning of Code Section 6662(d). None of the Tax Returns filed by the Company or any of its Subsidiaries contained a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of any other Law.
          (h) Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s financial statements.
          (i) Tax Jurisdictions. No material unresolved claim has been made in writing by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.
          (j) Tax Rulings. Neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.
          (k) Post-Closing Tax Items. The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date or (ii) installment sale made on or prior to the Closing Date.
     4.12 Real Property; Assets.
          (a) Owned Property. Section 4.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real properties owned by the Company or any of its Subsidiaries (collectively “Company Properties”) and the location and owner(s) of such real properties. Except as listed in Section 4.12(a) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable fee simple title to the Company

Properties free and clear of any Liens, except for Liens imposed by Law in respect of obligations not yet due which are owed in respect of Taxes and Liens which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
          (b) Leased Real Properties. Section 4.12(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real properties leased, subleased or licensed by the Company or its Subsidiaries (collectively “Company Leases”) and the location, lessor(s) and lessee(s) of such real properties. Except as would not result in a Material Adverse Effect, (i) none of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company Lease, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of any Company Lease and (ii) except as set forth in Section 4.12(b) of the Company Disclosure Schedule, each of the Company Leases is in full force and effect and is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought) and shall not cease to be in full force and effect as a result of the transactions contemplated by this Agreement. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries leases, subleases or licenses any real property to any person other than the Company and its Subsidiaries. Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, the Company has made available to Parent complete and accurate copies of the Company Leases.
          (c) Assets. Except as would not result in a Material Adverse Effect, (i) the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all buildings, plants, machinery, equipment and other tangible assets used by them, reflected on the Company Balance Sheet or acquired after the date thereof, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Company Balance Sheet, (ii) all such properties and assets (w) together are sufficient for the continued conduct of such businesses immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing, (x) are structurally sound in all material respects, (y) are in good operating condition and repair, normal wear and tear excepted, and (z) are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost or for which Company or its Subsidiaries is not liable and (iii) all such properties and assets are owned free and clear of all Liens.
     4.13 Intellectual Property.
          (a) Schedule of Company Intellectual Property. Section 4.13(a) of the Company Disclosure Schedule is a complete and accurate list of (i) all Registered Intellectual Property included among the Company Intellectual Property (the “Company Registered Intellectual Property”) and (ii) all material unregistered trademarks included among the Company Intellectual Property. For each listed item, Section 4.13(a)(i) of the Company

Disclosure Schedule indicates, as applicable, the record owner of and the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered.
          (b) Company Intellectual Property Rights. The Company or one of its Subsidiaries, as applicable, owns, or licenses or otherwise possesses rights to use, without any obligation to make any fixed or contingent payments (except as provided in license agreements or support agreements related to Third Party Intellectual Property, including any royalty payments or honorariums, all as identified on Section 4.13(b) of the Company Disclosure Schedule), all Company Intellectual Property and Third Party Intellectual Property in the conduct of its respective businesses as currently conducted. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has previously licensed, assigned, transferred or otherwise conveyed any right, title or interest in, to or under any of the Company Intellectual Property to any other Person. Neither the Company nor any of its Subsidiaries is under any obligation to transfer ownership of, or grant any exclusive license with respect to any Company Intellectual Property to any third party. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company Intellectual Property is free and clear of all Liens or rights of any other Person to possession or use. To the extent that any Company Intellectual Property has been developed or created by a Company Person or any third party for the Company (or one of its Subsidiaries), the Company (or its applicable Subsidiary) has a written agreement with such Company Person or third party with respect thereto and the Company (or its applicable Subsidiary) either (i) has obtained ownership of and is the exclusive owner of such Intellectual Property by operation of Law or by valid assignment or (ii) has obtained a license thereto sufficient for the conduct of its business as currently conducted.
          (c) Contractual Intellectual Property Rights. The execution and delivery of this Agreement and consummation of the Merger will not result in the material breach of, or create on behalf of any other Person the right to terminate or modify, (i) any Contract relating to any Company Intellectual Property or (ii) any Contract relating to Third Party Intellectual Property. Section 4.13(c) of the Company Disclosure Schedule identifies each material Contract pursuant to which the Company or any of its Subsidiaries has been granted any rights to any (x) Third Party Intellectual Property (except for any generally commercially available software, including off-the-shelf Software subject to a shrinkwrap or clickwrap license), or (y) Company Intellectual Property that has been exclusively licensed to the Company or one of its Subsidiaries. All of the foregoing contractual Intellectual Property rights will be available for use by the Surviving Corporation on substantially similar terms and conditions following the Closing.
          (d) Valid Rights; No Infringement By Others. The Company’s ownership of or rights to all Company Intellectual Property and Third Party Intellectual Property are subsisting and, to the Company’s Knowledge, valid. To the Company’s Knowledge, no other Person is infringing or misappropriating any of the Company Intellectual Property; and, except as provided in Section 4.13(d) of the Company Disclosure Schedule, the Company Intellectual Property is not subject to any Proceeding or, to the Company’s Knowledge, any threatened Proceeding, or any outstanding Permit, Contract or Order restricting in any manner the use, transfer, or licensing thereof by the Company or its Subsidiaries, or which may materially affect the validity, use, transfer, licensing or enforceability of such Company Intellectual Property. Neither the

Company nor any of its Subsidiaries is investigating any potential infringement or misappropriation of the Company Intellectual Property.
          (e) No Infringement By the Company. To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as such business has been or currently is conducted (including products and Software previously or currently sold, licensed or distributed by the Company or any of its Subsidiaries) has not and does not infringe(d) or misappropriate(d) any Intellectual Property right or other right of any third party, or constitute(d) unfair trade practices under the Laws of any applicable jurisdiction. Except as set forth on Section 4.13(e) of the Company Disclosure Schedule, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.
          (f) Protection of Proprietary Rights. The Company and each of its Subsidiaries have taken reasonable steps using reasonable business judgment, to protect their respective rights in the Company Intellectual Property (including trade secrets and corresponding rights in confidential information) and any proprietary information of third parties provided to the Company or any of its Subsidiaries.
          (g) No Intellectual Property Contracts Affecting Parent. To the Company’s Knowledge, the Company is not party to any Contract under which any other Person would be entitled to receive a license or any other right to Intellectual Property of Parent or any of its Affiliates (other than the Company and its Subsidiaries) following the Closing.
     4.14 Employee Benefit Plans.
          (a) Company Employee Plans; Definitions. Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all material Employee Benefit Plans currently maintained, contributed to, or sponsored, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates and any other material Employee Benefit Plans with respect to which the Company or its Subsidiaries have contingent or ongoing liabilities or obligations (together, the “Company Employee Plans”).
          (b) Documentation Relating to Company Employee Plans. With respect to each Company Employee Plan, the Company has furnished to Parent a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any (A) unwritten plan or (B) Company Employee Plan that is not subject to the provisions set forth under the Code); (ii) the most recent annual report (Form 5500) (with respect to those plans for which such form is legally required) filed with the United States Department of Labor — Employee Benefits Security Administration and the Internal Revenue Service, (iii) each current trust agreement, group annuity contract and summary plan description, if any, relating to any such Company Employee Plan that is subject to the provisions set forth in the Code, and (iv) the most recent financial statements for each Company Employee Plan that is funded.
          (c) Administration of Company Employee Plans. Each Company Employee Plan has been administered in all material respects in accordance with all applicable Laws (including, where applicable, ERISA and the Code) and the regulations thereunder and in all material respects in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable Law.
          (d) Benefit Obligations. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued as required by such Company Employee Plan or applicable Law, and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the Company Financial Statements. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Company Employee Plan if so required under the terms of such Company Employee Plan or applicable Law.
          (e) Qualification of Company Employee Plans. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion, or advisory letter, as applicable, from the Internal Revenue Service to the effect that such Company Employee Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code. If a determination, opinion or advisory letter has been issued with respect to any Company Employee Plan, such determination, opinion or advisory letter has not been revoked and revocation has not been threatened, and such Company Employee Plan has not been amended or operated since the date of its most recent determination, opinion or advisory letter in any respect, and, no act or omission has occurred, that, in any case, that could reasonably be expected to adversely affect its qualification. Each Company Employee Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code (taking into consideration any corrective action taken with respect to such test), as the case may be, for each of the last four (4) consecutive plan years ending immediately prior to the Closing Date.
          (f) Absence of Certain Obligations. Except in the case of a Company Employee Plan covered by Section 4.14(k) of this Agreement, none of the Company, any Company Subsidiary or any ERISA Affiliate has ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA. No Company Employee Plan is funded by a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.
          (g) Ability to Amend or Terminate. Except as set forth in Section 4.14(g) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company, as applicable, may amend or terminate each Company Employee Plan sponsored or maintained by the

Company or the Subsidiary at any time without material liability to the Company or the Subsidiary, and any of the Company’s Subsidiaries which are a party thereto may terminate their participation therein in accordance with the applicable Company Employee Plan documents at any time without material liability to the Company or is Subsidiary, and subject to applicable Law. No Company Employee Plan, plan document or agreement, summary plan description or other written communication distributed generally to Company Persons, by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any Company Employee Plan sponsored or maintained principally by such Company or Subsidiary, as applicable, in accordance with the Company Employee Plan document.
          (h) Employment Related Agreements. Except as set forth in Section 4.14(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to (i) any agreement with any current or former stockholder, director, officer, employee, consultant, contractor, subcontractor or agent of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment, compensation or benefit guarantee; or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, officer or employee (except as may be required by COBRA); (ii) any agreement, plan or arrangement under which any “disqualified individual,” as defined in Section 280G(c) of the Code, may receive payments from the Company or any of its Subsidiaries that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code, without regard to Section 280G(b)(4); or (iii) any agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. With respect to any agreement, plan or arrangement identified in Section 4.14(h)(ii) or (iii), the Company has provided to Parent the information necessary to calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement if the Company or Parent may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement. Except for severance obligations imposed by applicable Law, Section 4.14(h) of the Company Disclosure Schedule sets forth a complete list of all documents or other instruments under which the Company or any of its Subsidiaries is obligated to make severance payments, whether pursuant to an Employee Benefit Plan, Contract, or otherwise. Section 4.14(h) of the Company Disclosure Schedule lists all documents or other instruments under which any Company Person is entitled to a compensation guarantee. The Company has, prior to the date hereof, made available to Parent a complete and accurate copy of all of the Employee Benefit Plans, Contracts, documents and other instruments referred to in Section 4.14(h) of the Company Disclosure Schedule.
          (i) Retiree Benefits. Except as set forth in Section 4.14(i) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable Law.

          (j) No Violation. (i) Except as set forth in item (i) of Section 4.14(j) of the Company Disclosure Schedule, to the Company’s Knowledge, no Company Person is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant of a former employer or contracting entity relating to the right of any such Company Person to be employed or retained by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary or confidential information of others; and (ii) except as set forth in item (ii) of Section 4.14(j) of the Company Disclosure Schedule, no officer of the Company or Person performing an equivalent function for any of the Company’s Subsidiaries has given notice to the Company or any of its Subsidiaries that such officer or Person, or any group of employees, intends to terminate his or her employment with the Company or its Subsidiaries, as applicable, and neither the Company nor any of its Subsidiaries have given notice of intention to terminate the employment of any such officer or Person.
          (k) Multiemployer Plan. No Company Employee Plan is a “multiemployer plan,” as that term is defined in ERISA Section 4001(a)(3).
          (l) Section 409A Compliance. Except as would not reasonably be expected to have a Material Adverse Effect, from January 1, 2007 to the date hereof, each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).
          (m) Health Care Compliance. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of COBRA or any similar state statute with respect to each Company Employee Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code or such state statute.
     4.15 Permits. The Company and each of its Subsidiaries have all Permits required to conduct their businesses as now being conducted, except for such Permits the absence of which, individually or in the aggregate, have not resulted in, and are not reasonably likely to result in, a Material Adverse Effect. No suspension or cancellation of any Permits of the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all such Permits except for such failures to so comply which, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect. To the Company’s Knowledge, no such Permit will cease to be effective as a result of the consummation of any of the transactions contemplated by this Agreement.
     4.16 Compliance With Laws. The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provision of any Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Any Subsidiary of the Company operating as, or representing itself to be, a minority-owned business or a woman-owned business possesses a certification of such status and there are no pending or, to the Company’s Knowledge, threatened claims or Proceedings challenging the propriety of such certification or the status of any such Subsidiary of the Company as a minority-owned or woman-owned business.
     4.17 Labor Matters.
          (a) Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, neither the Company, any of its Subsidiaries nor their respective Company Persons is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization. Except as set forth in Section 4.17(a) of the Company Disclosure Schedule, since January 1, 2005, neither the Company nor any of its Subsidiaries has been or is the subject of any Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization, in relation to any union organizing activity, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries, nor (except as set forth in Section 4.17(a) of the Company Disclosure Schedule), to the Company’s Knowledge, have any such Proceedings or actions been threatened. Section 4.17(a) of the Company Disclosure Schedule lists all Company employees who are not citizens or permanent resident aliens of the United States who are employed by the Company in the United States. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws regarding employment practices, including Laws relating to workers’ safety and health, sexual harassment, discrimination, equal pay, immigration, wages and hours or workers’ compensation.
          (b) All individuals who are or were performing consulting or other services for the Company or its Subsidiaries are or were correctly classified by the Company as either “independent contractors” or “employees” as the case may be, and, at the Closing Date, will qualify for such classification, except for such misclassifications, if any, individually or in the aggregate, which would not be material to the Company. Other than as disclosed in Section 4.17(b) of the Company’s Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened Proceedings against the Company or its Subsidiaries by or on behalf of or related to any individuals currently or formerly classified by the Company or its Subsidiaries as “independent contractors” or “consultants” and, to the Company’s Knowledge, there is no basis for any such Proceedings.
     4.18 Customers and Suppliers. Section 4.18 of the Company Disclosure Schedule lists each customer of the Company or any of its Subsidiaries that constituted one of the Company’s ten (10) largest customers based upon consolidated revenues in the fiscal year ended December 31, 2009 (each, a “Material Customer”). From January 1, 2009 to the date hereof, to the Company’s Knowledge, no Material Customer has given written notice to the Company or any of its Subsidiaries that it intends to stop or decrease the rate of buying materials, products or services from the Company or any of its Subsidiaries, other than in the Ordinary Course of Business. Section 4.18 of the Company Disclosure Schedule lists each supplier of the Company, or of any of its Subsidiaries, that constituted one of the Company’s ten (10) largest suppliers in the fiscal year ended December 31, 2009 (each a “Material Supplier”). Except as set forth in Section 4.18 of the Company Disclosure Schedule, from January 1, 2009 to the date hereof, no Material Supplier of the Company or any of its Subsidiaries has given written notice to the

Company or any of its Subsidiaries that it will stop or decrease the rate of supplying materials, products or services to the Company or its Subsidiaries, other than in the Ordinary Course of Business.
     4.19 Export and Import Laws and Regulations Compliance.
          (a) Except as set forth on Section 4.19 of the Company Disclosure Schedule, to the Company’s Knowledge, (i) the Company and each of its Subsidiaries is, and for the last five (5) years has been, in compliance in all material respects with all applicable U.S. export and import Laws, including the Arms Export Control Act (22 U.S.C. § 2778), ITAR, the Foreign Corrupt Practices Act (15 U.S.C. § 78 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5), the Export Administration Act (P.L. 96-72), the International Emergency Economic Powers Act (50 U.S.C. § 1701), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Customs Regulations (19 C.F.R. 141 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Control, United States Department of the Treasury (collectively, “U.S. Export and Import Laws”), and there are no claims, complaints, charges, investigations, requests for information or disclosures, or proceedings pending or expected or threatened between the Company, any of the Company’s Subsidiaries and the United States government alleging non-compliance with or liability under U.S. Export and Import Laws, and (ii) the Company and each of its Subsidiaries is in compliance in all material respects with all currently applicable non-U.S. export and import laws (“Foreign Export and Import Laws”), and there are no claims, complaints, charges, investigations or proceedings pending or expected or threatened between the Company, any of the Company’s Subsidiaries and a foreign government alleging non-compliance with or liability under Foreign Export and Import Laws.
          (b) Except as set forth on Section 4.19 of the Company Disclosure Schedule, to the Company’s Knowledge, the Company and each of its Subsidiaries has prepared and timely applied for all required import and export licenses or other government approvals required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of their respective businesses, and has conducted their respective businesses in compliance with such licenses in all material respects. The Company has no pending requests for, or with respect to any currently effective, export or import licenses, technical assistance agreements, manufacturing license agreements, warehousing and distribution agreements, commodity jurisdiction determinations, commodity classification rulings, encryption review requests and other authorizations and rulings approved for, or issued to, the Company or any Subsidiary under the U.S. Export and Import Laws and Foreign Export and Import Laws.
     4.20 Data and Records. For the purposes of this Section 4.20, “Data Protection Legislation” means the Laws concerning the protection and/or processing of Personal Information, and “Personal Information” means information about an individual who can be identified by the Person who holds that information.
          (a) To the Company’s Knowledge, the Company and each of its Subsidiaries has complied in all material respects with all applicable requirements of Data Protection Legislation, including (i) the data protection principles, (ii) requests from data subjects for access to data, and (iii) notification to, or registration with, applicable data protection regulators.

          (b) Neither the Company nor any of its Subsidiaries has received any notice from any data protection regulator, a data controller or a data subject (i) alleging non-compliance with any Data Protection Legislation, (ii) requiring the Company or any of its Subsidiaries to change or delete any data (other than as requested by data subjects in the Ordinary Course of Business) or (iii) prohibiting any transfer of data to a place outside the relevant jurisdiction or the European Economic Area.
          (c) No individual has claimed or, to the Company’s Knowledge, has the right to claim compensation from the Company or any of its Subsidiaries under any Data Protection Legislation, including for unauthorized or erroneous processing or loss or unauthorized disclosure of data.
     4.21 Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement, letter to the stockholders, notice of meeting or forms of proxy to be filed with the SEC in connection with the Merger, will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Purchaser expressly for inclusion or incorporation by reference in the Company Proxy Statement. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.
     4.22 Opinion of Financial Advisor. The Financial Advisor has delivered to the Company a written opinion dated the date of this Agreement to the effect, as of such date, that, on the basis of and subject to the assumptions set forth therein, the cash consideration of $7.00 per share of Company Common Stock to be received by holders of shares of Company Common Stock pursuant to the Merger is fair to the holders of shares of Company Common Stock from a financial point of view (the “Fairness Opinion”), and the Fairness Opinion has not been withdrawn, revoked or modified. The Company has delivered to Parent and Purchaser a signed copy of the Fairness Opinion.
     4.23 Brokers. No agent, broker, investment banker, financial advisor or other firm or person is or shall be entitled, or has claimed entitlement to, or is party to a Contract or commitment of the Company regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except the Financial Advisor, whose fees and expense will be paid by the Company. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which the Financial Advisor is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF PARENT AND PURCHASER
Parent and Purchaser each represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:
     5.1 Organization, Standing and Power. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate, would materially impair its ability to perform its obligations hereunder.
     5.2 Authority; No Conflict; Required Filings and Consents.
          (a) Power and Authority; Execution and Delivery. Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of each of Parent and Purchaser, subject to adoption of this Agreement by Parent in its capacity as the sole stockholder of Purchaser immediately after the execution and delivery hereof, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly executed and delivered by each of Parent and Purchaser and assuming due and valid authorization, execution, and delivery by the Company, constitutes the valid and binding obligation of each of Parent and Purchaser, enforceable in accordance with its terms, except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of specific performance, injunctive relief or other equitable remedies is subject to general principles of law and equity and the discretion of the court before which any proceeding may be brought.
          (b) Absence of Conflicts. The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent, each as amended, or the Articles of Incorporation or Bylaws of Purchaser, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any Contract to which Parent or Purchaser is a party or by which either of them or any of their respective properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) through (vi) of Section 5.2(d), conflict with or violate any Permit, Order or Law applicable to Parent or Purchaser or any of their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 5.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses which, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to perform their respective obligations hereunder.
          (c) Board Recommendation. The respective Boards of Directors of Parent and Purchaser have declared the advisability of and duly adopted and approved this Agreement and the transactions contemplated hereby, including the Merger.
          (d) Absence of Required Consents. No Consent of or with any Governmental Authority is required by or with respect to Parent or Purchaser in connection with the execution and delivery of this Agreement or the consummation by Parent or Purchaser of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and Other Antitrust Laws, (ii) the filing of the applicable Certificates of Merger with the Secretaries of State of the State of California and the State of Delaware, (iii) filings or consents under and compliance with the Securities Act and the Exchange Act as may be required in connection with this Agreement and the Merger, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities Laws, (v) filings with the NASDAQ Stock Market, and (vi) such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings the failure of which to make or obtain would not individually or in the aggregate materially impair the ability of Parent or Purchaser to perform their respective obligations hereunder.
     5.3 Interim Operations of Purchaser. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has not engaged in any other business activities and has conducted its operations only as contemplated hereby.
     5.4 Litigation. There are no Proceedings pending, or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries or any of their respective properties before any Governmental Authority or any arbitrator that could reasonably be expected to materially restrict or enjoin the consummation of the transactions contemplated by this Agreement or prevent or materially delay the ability of Parent or Purchaser to consummate the transactions contemplated by this Agreement or for Parent or Purchaser to perform their respective obligations hereunder.
     5.5 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, or has claimed entitlement to, or is party to a Contract or commitment of Parent or Purchaser regarding any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Bank of America Merrill Lynch, whose fees and expense will be paid by Parent.
     5.6 Financial Capability. Parent has or will have, and will cause Purchaser to have, prior to the Effective Time, sufficient funds from cash on hand and available to it under existing commercial financing arrangements and lines of credit to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Purchaser contemplated by this Agreement.

     5.7 Information Supplied. None of the information supplied or to be supplied by Parent or Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at any time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order the make the statements made therein, in light of the circumstances under which they are made, not misleading.
ARTICLE VI
CONDUCT OF BUSINESS
     6.1 Conduct Prior to Effective Time. Except as expressly contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or with the prior written consent of Parent (which, in the cases of Sections 6.1(i), (j), (l), (m), (q) and (s), shall not be unreasonably withheld or delayed), from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act in the Ordinary Course of Business, and use commercially reasonable efforts to maintain and preserve its and each Subsidiary’s business organization, assets, and properties, keep available the services of its present Company Persons and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of Parent (which, in the cases of Sections 6.1(i), (j), (l), (m), (q) and (s), shall not be unreasonably withheld or delayed):
          (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities or any rights, warrants or options (other than the forfeiture (at no cost to the Company or its Subsidiaries) of Company Stock Options pursuant to any Company Stock Plan, by employees in connection with the termination of such employee’s employment) to acquire any such shares or other securities or securities the value of which is measured by such securities;
          (b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units or securities the value of which is measured by such securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or Company Stock Awards outstanding on the date of this

Agreement in accordance with their present terms), or amend the terms of any of the foregoing, except as expressly contemplated by Section 3.3 of this Agreement;
          (c) amend its (or permit any of its Subsidiaries to amend their respective) Articles of Incorporation, Bylaws or other comparable charter or organizational documents, except as expressly provided by this Agreement;
          (d) acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any other Person or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory and components in the Ordinary Course of Business;
          (e) except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;
          (f) except for sales of inventory that are in the Ordinary Course of Business, sell, dispose of, or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, Contracts or Intellectual Property or any assets or the stock of any Subsidiaries);
          (g) adopt or implement any stockholder rights plan;
          (h) except as contemplated in Sections 6.2(d) and 9.1(d)(i), enter into a Contract with respect to any merger, consolidation, liquidation, dissolution, restructuring, recapitalization or other reorganization or business combination, or any acquisition or disposition of all or any substantial portion of the assets or securities of the Company or any of its Subsidiaries;
          (i) (i) incur any new indebtedness for borrowed money, other than such indebtedness as is reflected on the Company Balance Sheet or pursuant to existing lines of credit disclosed thereon, or guarantee any such indebtedness of another Person, (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans or advances (in each case other than for employee travel or other business purposes or for employee tuition reimbursement in each case in the Ordinary Course of Business) or capital contributions to, or investments in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (iv) except in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement the value of which may change with fluctuations in commodities or equities, prices or exchange rates or other derivative instruments;
          (j) make any capital expenditures or other expenditures with respect to property, plant or equipment during any fiscal quarter period in excess of $300,000 in the aggregate for the Company and its Subsidiaries, taken as a whole;

          (k) make any change in its accounting methods, principles or practices, except insofar as may be required by a change in GAAP or Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve or revalue any assets, or make any change in its fiscal year;
          (l) other than in the Ordinary Course of Business, (i) pay, discharge, settle, satisfy, fund or accept any claims, liabilities, disputes, audit or investigation findings or results or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in existence as of the date hereof, other than in accordance with their terms as in effect on the date of this Agreement, or claims, liabilities or obligations reflected or reserved against in, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against), or (ii) waive any material benefits of, modify in any adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality or similar Contracts to which the Company or any of its Subsidiaries is a party;
          (m) terminate any material Contract to which the Company or any of its Subsidiaries is party (other than any such Contract that expires pursuant to its terms), or waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries), or except in the Ordinary Course of Business modify or amend any material Contract to which the Company or any of its Subsidiaries is party;
          (n) (i) except in the Ordinary Course of Business enter into, or modify the terms of, any Contract relating to the rendering of services or the distribution, sale or marketing by third parties of the products of, or products licensed by, the Company or any of its Subsidiaries or (ii) license, or modify the terms of any license of, any material intellectual property rights to or from any third party, other than non-exclusive licenses which may be canceled without penalty by the Company or its Subsidiaries upon written notice of thirty (30) days or less;
          (o) except as expressly provided by Section 3.3 or as may be required by applicable Law, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement, policy, practice or arrangement or benefit plan or compensation for the benefit or welfare of any current or former Company Person (other than in the Ordinary Course of Business with respect to any employment-related actions taken with respect to a current or former Company Person) or any collective bargaining agreement, (ii) increase in any material respect the compensation or benefits of, or, other than as may be required under an existing Contract, pay any bonus to, any Company Person, (iii) amend or accelerate the right to payment or vesting of any compensation or benefits, including any outstanding options or any restricted stock awards, (iv) pay any material benefit not provided for as of the date of this Agreement under any Company Employee Plan, (v) adopt, grant any awards under, or otherwise expand the benefits of or the persons entitled to participate in, any bonus, incentive, performance, severance or other compensation plan or arrangement or benefit or compensation plan, policy, practice or arrangement, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (vi) terminate the employment or take other adverse actions with respect to any of the Company executives and other employees identified in Section 6.1(o) of the Company Disclosure Schedule, (vii) employ or offer to employ or promote or offer to promote, terminate or give notice of intent to terminate, any executive officer of the Company or Person performing an equivalent function for any of the Company’s Subsidiaries, or (viii) take any action (other than in the Ordinary Course of Business with respect to payment of compensation) to fund or in any other way secure the payment of compensation or benefits under any Employee Plan or Contract;
          (p) (i) make or rescind any Tax election, (ii) settle or compromise any Tax liability, (iii) amend any Tax Return, (iv) make a request for a written ruling of a taxing authority relating to Taxes or file a request for a pre-filing agreement or similar procedure or (v) enter into a legally binding agreement with a taxing authority with respect to Taxes;
          (q) close (except pursuant to the existing terms of leases disclosed in Section 4.12(b) of the Company Disclosure Schedule entered into prior to the date of this Agreement (and without giving effect to the transactions contemplated by this Agreement)) or open any material facility or office, or initiate, compromise or settle any material Proceeding;
          (r) authorize any transfer of any shares of Company Common Stock in violation of the Stockholder Agreements or authorize the removal of any legend restricting the transfer of such shares;
          (s) fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement or to timely file claims thereunder (provided that the Company shall not pay or incur liability for any materially increased premium without Parent’s consent, not to be unreasonably withheld);
          (t) fail to pay accounts payable and other obligations in the Ordinary Course of Business;
          (u) other than pursuant to the terms of supplier and distribution agreements entered into in the Ordinary Course of Business, agree to any covenant of the Company or any of its Subsidiaries not to compete or other covenant of the Company or any of its Subsidiaries restricting the marketing or distribution of the products or services of the Company or any of its Subsidiaries or otherwise limiting in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its affiliates after the consummation of the Merger; or
          (v) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions described in (a) through (u) above.
     6.2 Acquisition Proposals.
          (a) Subject to Section 6.2(b), the Company agrees that, following the date of this Agreement and prior to the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, none of the Company, the Company’s Subsidiaries or any of their respective directors, officers, employees, investment bankers, attorneys, accountants, other agents, advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other agents, advisors and representatives collectively, “Representatives”) shall, directly or indirectly, (i) initiate, solicit, encourage (including by way of providing information), facilitate or induce the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or provide or cause to be provided any non-public information relating to the Company or any of its Subsidiaries in connection with, or have any discussions with any Person relating to, an actual or proposed Acquisition Proposal, or otherwise encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) approve, endorse or recommend, or publicly announce an intention to approve, endorse or recommend, or, except for the waivers and releases permitted by clause (v) below, enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract relating to any Acquisition Proposal, or (v) amend, terminate, waive, release or fail to enforce, or grant any consent under, any confidentiality, standstill or similar agreement that relates to a business combination, merger or similar transaction involving the Company (provided, that the Company shall be permitted to grant waivers or releases under any such agreement solely to permit the counterparty thereto to make a non-public offer or proposal to the Company Board (or to a special committee of the Company Board) with respect to an Acquisition Proposal). The Company shall, promptly after receipt (and in no event later than 24 hours following the Company’s Knowledge thereof, but in no event later than two (2) Business Days following such receipt), advise Parent of the identity of each Person who makes an actual or proposed Acquisition Proposal or requests a waiver or release from any such confidentiality, standstill or similar agreement and the material terms of any such Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the foregoing restrictions by any Subsidiary of the Company or by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.2 by the Company and also that any breach of clauses (i) through (v) of this Section 6.2(a) by the Company shall be a material breach of this Agreement, provided that the foregoing shall have no bearing on whether any other breach or alleged breach of this Section 6.2 is material. The Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal and shall use its (and will cause the Representatives of the Company and its Subsidiaries to use their) commercially reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or any of their respective Representatives thereunder. The Company shall ensure that its Representatives and its Subsidiaries’ Representatives are aware of the provisions of this Section 6.2.
          (b) Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time following the date of this Agreement and prior to the Stockholder Approval, (i) the Company receives an unsolicited written Acquisition Proposal that did not result from or arise in connection with a breach of Section 6.2(a) and that the Company Board believes in good faith to be bona fide and (ii) the Company Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may, prior to the Stockholder Approval and subject to compliance with the provisions of this Section 6.2, (A) furnish information with respect to the Company and its Subsidiaries to the Person (and its Representatives) making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person (and its Representatives) making such Acquisition Proposal regarding such Acquisition Proposal (“Permitted Actions”) if the Company Board concludes in good faith, after consultation with the Financial Advisor and outside legal counsel, that, as a result of such Acquisition Proposal, the failure to take such Permitted Action would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company will not, and will not allow its or its Subsidiaries’ Representatives to, disclose any non-public information to such Person without entering into one or more confidentiality agreements with such Person on terms no less favorable in the aggregate to the Company than those contained in the NDA and with a standstill of duration no shorter than and with exceptions to such standstill not materially broader than those contained in the NDA, except that any such standstill may explicitly permit such Person to submit an Acquisition Proposal to the Company Board (or to a special committee of the Company Board) at the invitation of the Company Board (or a special committee of the Company Board) or make a non-public offer or proposal to the Company Board (or to a special committee of the Company Board) with respect to an Acquisition Proposal that constitutes or could reasonably be expected to result in a Superior Proposal (“Acceptable Confidentiality Agreements”) and will promptly provide Parent with a copy of such fully executed Acceptable Confidentiality Agreement; and provided further that the Company shall have delivered written notice to Parent at least two (2) Business Days in advance of taking any action permitted pursuant to subclauses (A) and (B) of clause (ii) of this Section 6.2(b). The Company shall promptly (and in no event later than 24 hours following the Company’s Knowledge of, but in no event later than two (2) Business Days after, receipt thereof), and prior to providing any non-public information to any Person making an Acquisition Proposal or their Representatives, notify Parent and Purchaser orally and in writing (which notice shall include the material terms and conditions of the Acquisition Proposal and the Person submitting the same) in the event it receives an Acquisition Proposal (or any communication from a Person that such Person is considering making an Acquisition Proposal) from a Person or group of related Persons and shall keep Parent and Purchaser reasonably informed orally and in writing as to the status and any material developments, discussions and negotiations concerning the same, including prompt written notice to Parent of any determination by the Company Board (or any special committee thereof) that a Superior Proposal has been made. Without limiting the generality of the foregoing, (1) the Company shall promptly notify Parent and Purchaser orally and in writing if it determines in accordance with this Section 6.2(b) to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal received from a Person or group of related Persons, and (2) the Company shall promptly provide Parent with copies of any material non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making the Acquisition Proposal or such Person’s Representatives that was not previously provided or made available to Parent and copies of all material documents and written communications relating to such Acquisition Proposal exchanged between the Company, any of its Subsidiaries or any of its or their Representatives, on the one hand, and the Person making such Acquisition Proposal, on the other hand; provided, however, Parent shall not have any right to terminate this Agreement or assert the failure of the closing condition set forth in Section 8.2(b) due to a failure by the Company to provide Parent such written communications which are in the form of email and do not relate to the form and amount of consideration to be paid to the holders of Company Common Stock pursuant to such Acquisition Proposal, unless the Company’s failure to provide such written communication was willful. The Company shall also provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Company Board or any committee thereof) of any meeting of the Company Board or any committee thereof at which the Company Board or any committee thereof is reasonably expected to consider any Acquisition Proposal.
          (c) Except as permitted by Section 6.2(d), neither the Company Board nor any committee thereof shall directly or indirectly (i) amend, withdraw, modify, change, condition or qualify in any manner adverse to Parent or Purchaser, or publicly propose to withdraw or modify in any manner adverse to Parent or Purchaser, the Recommendation, (ii) approve or recommend or publicly propose to approve or recommend, any Acquisition Proposal, or (iii) except as permitted by Section 6.2(f), take any other action or make any other public statement inconsistent with the Recommendation. None of the Company Board, any committee thereof or the Company itself, shall agree with any Person to limit or not to give prior notice to Parent or Purchaser of its intention to effect a Change in Board Recommendation or to terminate this Agreement in light of a Superior Proposal.
          (d) Notwithstanding Section 6.2(a)(iii), Section 6.2(a)(iv) and Section 6.2(c), at any time prior to the Stockholder Approval, in response to a Superior Proposal that did not result from a breach of this Section 6.2, the Company Board may withdraw, modify, change, condition or qualify the Recommendation in a manner adverse to Parent and Purchaser (“Change in Board Recommendation”); provided, however, that the Company Board may not effect a Change in Board Recommendation pursuant to this Section 6.2(d) (i) unless the Company has complied with this Section 6.2, (ii) until after the fifth (5th) Business Day following actual receipt by Parent of a Notice of Superior Proposal, (iii) unless either (A) on or before the expiration of the five (5) Business Day period following the actual receipt by Parent of the Notice of Superior Proposal referred to in the foregoing clause (ii), Parent does not make a Matching Bid in response to such Superior Proposal or (B) following receipt of a Matching Bid within the five (5) Business Day period, the Company Board concludes in good faith, after consultation with the Financial Advisor and outside legal counsel and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal, and (iv) unless the Company Board determines in good faith, after consultation with the Financial Advisor and outside legal counsel, that the failure to effect a Change in Board Recommendation would be inconsistent with its fiduciary duties under applicable Law. Unless the Company Board has previously effected a Change in Board Recommendation, or is concurrently therewith withdrawing the Recommendation in accordance with this Section 6.2, and otherwise complies with Section 6.2(e), neither the Company Board nor any committee thereof shall recommend any Acquisition Proposal to the stockholders of the Company or, except as otherwise permitted by this Section 6.2, enter into any letter of intent, agreement in principle, merger, acquisition or similar agreement with respect to any Acquisition Proposal.

          (e) Notwithstanding anything in this Section 6.2 to the contrary, at any time prior to the Stockholder Approval, the Company Board may, in response to a Superior Proposal that did not result from a breach of this Section 6.2, cause the Company to terminate this Agreement pursuant to Section 9.1(d)(i) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.1(d)(i), and any purported termination pursuant to Section 9.1(d)(i) shall be void and of no force or effect, unless the Company shall have complied in all material respects with all the provisions of this Section 6.2, including the notification provisions in this Section 6.2(e), and with all applicable requirements of Section 9.3(b) (including the payment of the Termination Fee prior to or on the date of such termination) in connection with such Superior Proposal; and provided further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 9.1(d)(i): (A) until after the second (2nd) Business Day following actual receipt by Parent of written notice from the Company advising Parent that the Company has received a Superior Proposal, specifying the material terms and conditions of the Superior Proposal and attaching the most current versions of the definitive agreement, all exhibits and other attachments thereto and agreements (such as stockholder agreements) ancillary thereto to effect such Superior Proposal, and identifying the Person making such Superior Proposal (a “Notice of Superior Proposal”) and stating that the Company intends to cause the Company to exercise its right to terminate this Agreement pursuant to Section 9.1(d)(i) (it being understood and agreed that, prior to any termination pursuant to Section 9.1(d)(i) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Notice of Superior Proposal and a new two (2) Business Day period with respect to such Modified Superior Proposal) and (B) unless either (x) on or before the expiration of the two (2) Business Day period following the actual receipt by Parent of any Notice of Superior Proposal, Parent does not make a good faith written proposal (a “Matching Bid”) in response to such Superior Proposal or (y) following receipt of a Matching Bid within the two (2) Business Day period, the Company Board concludes in good faith, after consultation with the Financial Advisor and outside legal counsel and after taking into consideration the Matching Bid, that the Superior Proposal to which the Notice of Superior Proposal relates continues to be a Superior Proposal.
          (f) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board of Directors of the Company, failure so to disclose would be inconsistent with applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 6.2(d).
     6.3 Certain Tax Matters.
          (a) From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) timely prepare and file (including pursuant to timely filed extensions), consistent with past practice, all Tax Returns (“Post-Signing Returns”) required to be filed, (ii) timely pay all Taxes due and payable with respect to the taxable periods covered by such Post-Signing Returns, (iii) accrue a reserve in the books and records and financial statements of any such entity consistent with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time, (iv) promptly notify Parent of any Proceeding pending against or with respect to the Company or any Subsidiaries in respect of any material Tax and not settle or compromise any such Proceeding or other action without Parent’s prior written consent, and (v) promptly provide to Parent a written copy of any U.S. Federal income tax Post-Signing Return filed with the Internal Revenue Service.
          (b) The Company shall not, and shall not permit any Subsidiary to, enter into or effect any transaction that would result in a material recognition of income or gain by the Company or any Subsidiary, other than transactions entered into or effected in the Ordinary Course of Business.
ARTICLE VII
ADDITIONAL AGREEMENTS
     7.1 Efforts; Consents, Notices and Approvals.
          (a) General.
     (i) Subject to the terms and conditions herein provided, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable following the date of this Agreement, the Merger and the other transactions contemplated by this Agreement, and to cooperate with each of the other parties hereto in connection with the foregoing, including using its reasonable best efforts: (A) to obtain all necessary waivers, consents and approvals from third parties, (B) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any Laws, (C) to lift or rescind any Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (D) to effect all necessary registrations, notifications, applications and filings with Governmental Authorities, as promptly as is reasonably practicable, and (E) to fulfill all conditions to this Agreement. In furtherance and not in limitation of the foregoing, each party shall: (I) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act or any applicable Other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or applicable Other Antitrust Laws (including by substantially complying with any second request for information pursuant to the HSR Act or applicable Other Antitrust Laws); (II) make any additional filings required by any applicable antitrust Laws and take all other actions reasonably necessary, proper or advisable, as determined upon the reasonable mutual agreement of the parties, subject to Section 7.1(a)(ii), to cause the expiration or termination of the applicable waiting periods under the HSR Act or Other Antitrust Laws, and comply with applicable antitrust Laws, as promptly as practicable; and (III)

subject to applicable Laws relating to access to and the exchange of information, use its reasonable best efforts to (x) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any antitrust Law; (y) keep the other parties informed of any communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the DOJ or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; and (z) consult with the other parties in advance of any meeting or conference with the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.
     (ii) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent’s prior written consent, commit to (and none of Parent, Purchaser, the Company or any of their respective Affiliates shall be required to) (a) propose or agree to accept any undertaking or condition, enter into any consent decree, divest or hold separate or otherwise take or commit to take any action that (1) limits its or its Affiliates’ freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of the Company, Parent or any of Parent’s Affiliates; or (2) otherwise would result in a change, event, circumstance, development or effect that is or is reasonably likely to have an adverse effect on the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of Parent and/or Affiliates of Parent; or (3) would impose or result in any material limitation on the ability of Parent to exercise full rights of ownership with respect to the shares of the Surviving Corporation following the Closing; or (b) commence or defend any litigation or Proceeding involving any Governmental Authority.
     (iii) Without expanding its obligations hereunder, the obligation of Parent and Purchaser to use “reasonable best efforts” under Section 7.1(a)(i) to obtain waivers, consents and approvals to loan agreements, leases and other Contracts specifically shall not include any obligation to agree to, and neither the Company nor any of its Subsidiaries shall agree (without the prior consent of Parent, which shall not be unreasonably withheld) to, a modification of the terms of such documents, or to make any guaranty or monetary payment in consideration of such waiver, consent or approval.
     (iv) Without prejudice or limitation to the representations, warranties or covenants in this Agreement, each party acknowledges and agrees that the issuance of security clearances is in the discretion of the appropriate Governmental Authorities, and no party shall bear responsibility for the results of the exercise of such discretion.

          (b) State Takeover Law. Without limiting the generality of Section 7.1(a), if any Takeover Law or any state “blue sky” Law shall become applicable to the transactions contemplated by this Agreement or by the Stockholder Agreements, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby, and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby or thereby.
     7.2 Financing. The Company shall and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause each of its and their respective Representatives, including legal and accounting Representatives, to, provide all commercially reasonable cooperation that is reasonably requested by Parent in obtaining any financing necessary to consummate the Merger and the other transactions contemplated by this Agreement (provided that such requested cooperation does not materially interfere with the ongoing operations of the Company and its Subsidiaries).
     7.3 Company Stockholder Adoption of the Agreement.
          (a) Calling of Company Stockholders Meeting. The Company shall, acting through the Company Board, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of obtaining the approval of the principal terms of the Merger by the stockholders of the Company (the “Stockholder Approval”). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 7.3(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger.
          (b) Preparation of Proxy Statement. The Company shall prepare as soon as practicable, and file with the SEC within ten (10) Business Days of the date hereof, a proxy statement (the “Proxy Statement”) in accordance with the Exchange Act and any other applicable Laws, and will use its commercially reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and clearance of the Proxy Statement by the SEC. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or for additional information, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff, or any other government officials, on the other hand, with respect to the Proxy Statement. The Company shall consult with Parent and its counsel prior to responding to any comments from the SEC or its staff or any other government officials. If at any time prior to the Company Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders and file with the SEC any such amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to the Company’s stockholders prior to consultation with

Parent and consideration in good faith of any comments submitted by Parent, which comments of Parent shall be accepted so long as they are reasonable and not in violation of applicable Law.
          (c) Voting of Shares by Parent and Purchaser. Parent shall cause all shares of Company Common Stock owned by Parent or Purchaser or any other subsidiary of Parent to be voted in favor of the approval of the principal terms of the Merger.
     7.4 Notification of Certain Matters. The Company shall give prompt written notice to Parent of (a) the inaccuracy of any representation or warranty made by the Company contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (b) the failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall be deemed to cure any breach or otherwise affect the representations, warranties, covenants or agreements of the Company or waive the conditions to the obligations of the parties hereunder. Without limiting the foregoing the Company shall give written notice to Parent of any of the following within twenty-four (24) hours of the Company’s Knowledge of, and in any event within two (2) Business Days after, the Company’s receipt of notice thereof:
     (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
     (iii) any Proceedings commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transaction contemplated hereby.
Each Party shall promptly provide to the other Party (or its counsel) copies of all filings made by the filing Party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Nothing contained in this Agreement shall give Parent or Purchaser, directly or indirectly, the right to control, direct or interfere with the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations. Parent shall not have any right to terminate this Agreement or assert the failure of the closing condition set forth in Section 8.2(b) due to a failure by the Company to deliver notice to Parent under this Section 7.4 unless the Company (x) willfully fails to deliver any such notice or (y) fails to deliver notice of any event that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect.

     7.5 Access to Information.
          (a) Subject to compliance with applicable Laws, the Company shall, and shall cause each of its Subsidiaries and the Company’s and such Subsidiaries’ Representatives to, afford to Parent and its Representatives access, at all reasonable times, during the period prior to the Effective Time, to all of the Company’s and all of its Subsidiaries’ properties, books, records, Contracts, commitments and personnel and shall furnish Parent all financial, operating and other data and information as Parent may request. Unless otherwise required by Law, Parent will hold any such information which is non-public in confidence in accordance with the NDA. Without limiting the generality of the foregoing, the Company shall, within two (2) Business Days of any request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Chapter 13 of the CGCL (assuming such holder met the requirements of such chapter). The Company shall use its commercially reasonable efforts to secure for Parent access to and copies of the work papers of its independent public accountants. No information or knowledge obtained in any investigation pursuant to this Section 7.5 or otherwise shall affect or be deemed to modify any representation or warranty contained in the Agreement or the conditions to the obligations of the parties to consummate the Merger. Notwithstanding anything to the contrary, it is understood and agreed to by each party that (i) any exchange of information under this Agreement shall not affect, in any way, each party’s relative competitive position to the other party or to other entities, and (ii) the Company and its Subsidiaries may deny access to any information if the Company believes, upon advice of outside counsel, that providing access to such information to Parent and its Representatives would violate applicable antitrust Laws or any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (which the Company shall use commercially reasonable best efforts to cause the counterparty thereto to waive).
          (b) The parties acknowledge that Parent and the Company have previously executed the NDA, which shall continue in full force and effect in accordance with its terms, except as expressly modified herein.
          (c) Promptly following the date hereof, the Company shall use reasonable best efforts to cause Deloitte & Touche LLP to allow Parent full and complete access to its work papers with respect to its audit of the consolidated balance sheet of the Company as of December 31, 2009, and the related statements of income, cash flows and changes in equity for the fiscal year then ended.
     7.6 Public Disclosure. Except as may be required by Law or applicable stock exchange rules, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed by the Company and Parent, and (b) Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any other press release with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release prior to using such efforts; provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party’s disclosure obligations imposed by Law or stock exchange rules. Parent and the Company shall each use its reasonable best efforts to consult with the other party before issuing, and provide each other with a reasonable opportunity to review and comment upon, any written communications to Company employees with respect to the transactions contemplated by this Agreement, including the Merger.
     7.7 Indemnification.
          (a) For six (6) years after the Effective Time, Parent and the Surviving Corporation will, jointly and severally, indemnify and hold harmless (including advancement of expenses) the current and former directors and officers of the Company and its Subsidiaries (the “Covered Parties”) in respect of acts or omissions occurring on or prior to the Effective Time to the fullest extent provided in their respective Articles of Incorporation, Bylaws or similar governing instruments as in effect as of the date of this Agreement; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law. For a period of six (6) years following the Effective Time, Parent shall, or shall cause the Surviving Corporation and each of its Subsidiaries to, provide for indemnification and exculpation of the Covered Persons in a manner consistent with and no less favorable than the indemnification and exculpation provisions with respect to the Covered Persons that are presently set forth in the Company’s and its Subsidiaries’ Articles of Incorporation, Bylaws or similar governing instruments. As of the Effective Time, Parent shall cause the Surviving Corporation to purchase a “run-off” directors’ and officers’ insurance and indemnification policy (the “Run-off D&O Insurance”) for the Covered Parties providing coverage for events occurring prior to the Effective Time for a period not less than six (6) years from the Effective Time for all persons that are currently covered by the Company’s directors’ and officers’ insurance and indemnification policy, on terms and conditions substantially similar to the Company’s existing directors’ and officers’ insurance and indemnification policy with a six (6) year aggregate policy limit of $25 million; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of three hundred percent (300%) of the current annual premium (the “Current Premium”) of the Company’s directors’ and officers’ insurance and indemnification policy as in effect on the date hereof for Run-off D&O Insurance, and if the cost of such Run-off D&O Insurance would exceed three hundred percent (300%) of the Current Premium, the Surviving Corporation shall purchase the maximum amount of coverage for six (6) years as is available for three hundred percent (300%) of the Current Premium. If the Run-off D&O Insurance cannot be maintained, expires or is terminated or cancelled during such six (6) -year period, Parent shall cause the Surviving Corporation to use reasonable best efforts to replace such coverage for the remainder of such period on terms and conditions substantially similar to the existing directors’ and officers’ insurance and indemnification policy; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of an aggregate of three hundred (300%) of the Current Premium to replace the Run-off D&O Insurance, and if the expense of replacing such Run-off D&O Insurance would exceed three hundred percent (300%) of the Current Premium, the Surviving Corporation shall purchase the maximum amount of coverage for six (6) years as is available for three hundred percent (300%) of the Current Premium. Subject to applicable Law, Parent and the Surviving Corporation shall honor all indemnification agreements between the Company and the Covered Parties in effect as of the date hereof.
Notwithstanding anything to the contrary in the foregoing, this Section 7.7 shall not be deemed to expand the rights to indemnification to which any Covered Person was entitled by the

Company as of the Effective Time, and in no event shall Parent or the Surviving Corporation have any obligation to indemnify any of the Covered Persons for any losses or any circumstances pursuant to this Section 7.7 to the extent such Covered Persons would not have been entitled to such indemnification by the Company if the Merger and other transactions contemplated by this Agreement had not been consummated. Furthermore, neither Parent nor the Surviving Corporation shall have any obligation to indemnify any Covered Person if such indemnification is prohibited by the CGCL or any other applicable Law.
          (b) In the event the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any Person, then, and in each such case, to the extent necessary to effect the purposes of this Section 7.7, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.7; provided, however, that, in the case of any such assignment by the Surviving Corporation, the Surviving Corporation shall remain liable for all of its obligations under this Agreement. The obligations under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.7 applies without the written consent of such affected indemnitee. This Section 7.7 shall survive the Effective Time, is intended to benefit the Covered Persons, and shall be enforceable by any of them.
     7.8 Stockholder Litigation. The Company shall keep Parent fully informed of any stockholder litigation against the Company and its directors relating to this Agreement, the Stockholder Agreements, the Merger or any other transactions contemplated hereby; provided, however, that no settlement of any such litigation shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.
     7.9 Waiver of Standstill Provisions. The restrictions on Parent, Purchaser and their Affiliates contained in the standstill provisions of the NDA are hereby waived by the Company but only to the extent reasonably necessary to permit Parent and Purchaser to consummate the transactions contemplated by this Agreement and/or to comply with their obligations and/or exercise their legal rights and remedies under this Agreement. For avoidance of doubt, such waiver does not permit the acquisition of the Company (whether by tender offer, merger, business combination or otherwise) or shares of Company Common Stock by Parent, Purchaser or any of their Affiliates other than through the Merger and/or any revised proposal made by Parent pursuant to Section 6.2.
     7.10 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to shares of Company Common Stock) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.
     7.11 Post-Closing Employment Matters. Subject to Section 7.11(e), Parent covenants as follows:

          (a) From the Closing Date until its second anniversary, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each active employee of the Company or its Subsidiaries as of the Effective Time (each, an “Employee”) with salary, bonus opportunities, incentive compensation opportunities and employee benefits no less favorable in the aggregate to such Employee than the employee benefits generally provided by Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) from time to time to employees of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) in the country that is such Employee’s principal place of employment who are similarly situated to such Employee in title, rank, tenure and job duties. Nothing in this Section 7.11 shall be deemed to prohibit Parent from, at any time after the Effective Time, changing the title, rank or job duties of any Employee.
          (b) Subject to the ability to do so under the terms of each Parent Benefit Plan and applicable law, with respect to each Parent Benefit Plan in which any Employee will participate after the Closing Date, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, recognize all service of the Employees with the Company or any of its Subsidiaries, as the case may be, for purposes of eligibility, participation and vesting and, in the case of any Parent Benefit Plan that provides vacation benefits or any other form of paid time-off benefits, for purposes of benefit accrual, in each case subject to the terms of the applicable Parent Benefit Plan and applicable Law.
          (c) Subject to the ability to do so under the terms of each Parent Benefit Plan and applicable law, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees under any Parent Benefit Plan that is a welfare benefit plan in which such Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Employees and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Employees immediately prior to the Closing Date and (ii) provide each Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent Benefit Plans that are welfare plans in which such Employees are eligible to participate in after the Closing Date, in each case subject to the terms of the applicable Parent Benefit Plan and applicable Law.
          (d) If any Employee is terminated from employment by Parent, the Surviving Corporation or any of its Subsidiaries on or after the Closing Date and before the first anniversary of the Closing Date, such Employee shall be entitled to receive the same severance benefits as are provided by the then-prevailing severance policies of Parent or its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) to employees who are similarly situated to such Employee in title, rank, tenure and job duties.
          (e) Nothing contained in this Section 7.11 shall (1) be treated as an amendment of any particular Parent Benefit Plan, (2) give any third party any right to enforce or confer upon the applicability of the provisions of this Section 7.11 or (3) obligate Parent or any of its Subsidiaries to (A) maintain any particular Company Benefit Plan or Parent Benefit Plan or (B) retain the employment of any particular Employee.

     7.12 Further Assurances. From and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE VIII
CONDITIONS
     8.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver by such party at or prior to the Effective Time of each of the following conditions:
          (a) Company Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company under the CGCL and the Company’s Articles of Incorporation, as amended;
          (b) Regulatory Approvals. Any requisite waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, Council Regulation (EC) No 139/2004 of 20 January 2004 of the European Union and Section 123 of the Competition Act of Canada shall have expired or been terminated, and there shall be no order issued by the Competition Tribunal under Section 92, 100 or 104 of the Competition Act of Canada; and
          (c) No Injunctions, Restraints or Illegality. No Order issued by a court of competent jurisdiction or by any Governmental Authority nor any Law shall be in effect, which would make the acquisition or holding by Parent or its subsidiaries of the shares of Company Common Stock or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.
     8.2 Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent and Purchaser on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualification or exceptions contained therein except in the representations and warranties contained in Section 4.6(a)) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except, other than with respect to the representations and warranties contained in Section 4.2 (which shall be true except for de minimis differences), where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.
          (b) Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it hereunder.
          (c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.
          (d) Officers Certificate. Parent shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) hereof.
          (e) FIRPTA Certificate. Parent shall have received from the Company a duly executed certificate of non-foreign status meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3).
          (f) No Restrictions. There shall be pending no Law, Proceeding, action, suit, litigation or Order by any Governmental Authority that (a) imposes or seeks to impose any limitation upon the ability of Parent, Purchaser or the Company or any of their respective Affiliates to acquire or hold, or which requires any of such parties to dispose of or hold separately, any portion of their assets or business; (b) imposes limitations on the ability of any such parties to conduct, own or operate their businesses or assets; or (c) imposes or seeks to impose any limitation upon Parent’s full rights of ownership of the Surviving Corporation after the Closing.
     8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company on or prior to the Closing Date of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in Article V of this Agreement shall be true and correct (without giving effect to any materiality qualification or exceptions contained therein) when made and as of immediately prior to the Effective Time, as if made at and as of such time (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be true and correct would not have, or would not reasonably be expected to result in, a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.
          (b) Performance of Covenants. Parent and Purchaser shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them hereunder.

          (c) Officers Certificate. The Company shall have received a certificate, signed by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Section 8.3(a) and Section 8.3(b) hereof.
     8.4 Frustration of Closing Conditions. None of Parent, Purchaser or the Company may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the transactions contemplated hereby, as required by and subject to Section 7.1.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
     9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after the approval of this Agreement by the stockholders of the Company or Purchaser, as follows:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company:
     (i) if the Merger has not been consummated on or before the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date;
     (ii) if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such Law or Order; or
     (iii) if this Agreement has been submitted to the stockholders of the Company for adoption at a duly convened Company Stockholders Meeting and the Stockholder Approval shall not have been obtained at such meeting (including any adjournment or postponement thereof);
          (c) by Parent:

     (i) if (A) a Change in Board Recommendation shall have occurred, (B) the Company shall have entered into, or publicly announced its intention to enter into, an agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (an “Acquisition Agreement”) (other than an Acceptable Confidentiality Agreement), (C) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.2, (D) following a written request from Parent, the Company Board fails to reaffirm (publicly, if so requested by Parent) the Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (E) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person not Affiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Recommendation and recommending that stockholders reject such tender or exchange offer, or (F) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 9.1(c)(i);
     (ii) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.2(a) or Section 8.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that Parent shall have given the Company at least thirty (30) days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c)(ii); or
     (iii) without regard to any right to cure set forth in Section 9.1(c)(ii) or otherwise in this Agreement (except the following proviso), if the Company shall have failed to file with the SEC the Proxy Statement within ten (10) Business Days of the date hereof; provided that Parent shall have given the Company at least five (5) Business Days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 9.1(c)(iii)and the Company shall have failed to file with the SEC the Proxy Statement prior to the end of such notice period;
          (d) by the Company:
     (i) if prior to the receipt of the Stockholder Approval at the Company Stockholders Meeting, the Company Board authorizes the Company, in material compliance with the terms of this Agreement, to enter into an Acquisition Agreement (other than an Acceptable Confidentiality Agreement) in respect of a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 9.3(b)(iii) hereof in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such Acquisition Agreement; or
     (ii) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 8.3(a) or Section 8.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided that the Company shall have given Parent at least thirty (30) days’ written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 9.1(d)(ii).
     9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, all obligations and agreements of the parties set forth in this Agreement shall forthwith terminate and be of no further force or effect, and there shall be no liability on the part of Parent, Purchaser or the Company hereunder, except as set forth in this Section 9.2 and Section 9.3 and Article X, which provisions shall survive such termination; provided, however, that the foregoing shall not relieve any party for liability for an intentional material misrepresentation or intentional material breach of this Agreement.
     9.3 Fees and Expenses.
          (a) General. Except as otherwise provided in this Section 9.3, each party shall bear all of the fees and expenses incurred by it in connection with the negotiation and performance of this Agreement, and no party may recover any such fees and expenses from the other parties upon any termination of this Agreement; provided, however, that Parent shall be responsible for the payment of any filing or similar fees in connection with the HSR Act or Other Antitrust Laws.
          (b) Payment of Fees by the Company to Parent. The Company shall immediately pay to Parent the following amounts under the circumstances and on the terms set forth as follows, in cash by wire transfer of same-day available funds if:
     (i) after the date hereof an Acquisition Proposal shall have been made (whether or not conditional or subsequently withdrawn), and thereafter Parent terminates this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii), then (x) the Company shall pay the Expenses upon demand and (y) if concurrently therewith or at any time within twelve (12) months after such termination the Company enters into a merger agreement, acquisition agreement or similar Contract (including a letter of intent) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay the Termination Fee upon the earlier of the execution of such Contract or consummation of such Acquisition Proposal (provided that the Company shall not be obligated to pay the Termination Fee following termination pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) if the Company had the right to terminate this

Agreement pursuant to Section 9.1(d) at the time of such termination by Parent (and so notified Parent in writing at the time of such termination by Parent));
     (ii) the Company terminates this Agreement pursuant to Section 9.1(b)(iii), then (x) the Company shall pay the Expenses of Parent on the date of and as a precondition to such termination, and (y) (A) if following the execution and delivery of this Agreement an Acquisition Proposal shall have been made (whether or not conditional or subsequently withdrawn and whether or not such Acquisition Proposal shall have been publicly announced or shall have become publicly known) and (B) within twelve (12) months following such termination, the Company consummates such Acquisition Proposal or enters into a merger agreement, acquisition agreement or similar Contract with respect to such Acquisition Proposal, then the Company shall pay to Parent, on the earlier of the date of entry into of such merger agreement, acquisition agreement or similar Contract or consummation of such Acquisition Proposal, as the case may be, the Termination Fee;
     (iii) the Company terminates this Agreement pursuant to Section 9.1(d)(i), then the Company shall pay to Parent the Termination Fee on the date of and as a precondition to such termination; or
     (iv) Parent terminates this Agreement pursuant to Section 9.1(c)(ii), then the Company shall pay the Expenses of Parent upon demand.
Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to pay to Parent (i) the Expenses of Parent on more than one occasion, (ii) a Termination Fee on more than one occasion, or (iii) an amount greater than the Termination Fee.
     9.4 Amendment. At any time prior to the Effective Time, the parties may amend, modify and supplement this Agreement in any and all respects, whether before or after any vote of the stockholders of the Company or Purchaser; provided, however, after approval of this Agreement by the stockholders of the Company or Purchaser, no such amendment shall be made without further approval of such stockholders if applicable Law requires such further approval of such stockholders. Any such amendment, modification or supplement shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of each of the parties.
     9.5 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso in Section 9.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. The forbearance in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege conferred by this Agreement shall not be construed as a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. The waiver by a party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.
     9.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.1, an amendment, modification or supplement of this Agreement pursuant to Section 9.4 or an extension or waiver of this Agreement pursuant to Section 9.5 shall, in order to be effective, require, in the case of Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.
ARTICLE X
MISCELLANEOUS
     10.1 Non-survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Purchaser contained in this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time and the covenants of the Company, Parent, Purchaser and the Surviving Corporation that by their terms survive the Effective Time shall survive the Effective Time for the period specified in such covenants. This Section 10.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.
     10.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by United States mail, by nationally recognized overnight private courier (for overnight delivery), or by facsimile. Except as provided otherwise herein, notices delivered by hand shall be deemed given upon receipt; notices delivered by United States mail shall be deemed given five (5) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested; notices delivered by nationally recognized overnight private courier shall be deemed given on the first (1st) Business Day following deposit with the private courier for overnight delivery; and notices delivered by facsimile shall be deemed given upon the sender’s receipt of confirmation of successful transmission. All notices shall be addressed as follows:
If to Parent or Purchaser:
Avnet Inc.
2211 South 47th Street
Phoenix, Arizona 85034
Attention: David R. Birk, Senior Vice President & General Counsel
Facsimile No.: (480) 643-7877
with a copy (which shall not constitute notice) to:
Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
40 North Central Avenue, Suite 2700

Phoenix, Arizona 85004
Attention: Frank M. Placenti, Esq.
Facsimile No.: (602) 253-8129
If to the Company:
Bell Microproducts Inc.
1941 Ringwood Avenue
San Jose, CA 95131
Attention: Andrew Hughes, General Counsel
Facsimile No.: (408) 451-1632
with a copy (which shall not constitute notice) to:
Jones Day
1755 Embarcadero Road
Palo Alto, CA 94303
Attention: Daniel R. Mitz
Robert T. Clarkson
Kevin B. Espinola
Facsimile No.: (650) 739-3900
and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 10.2.
     10.3 Entire Agreement. This Agreement and the Stockholder Agreements, together with all annexes, appendices, articles, exhibits, schedules hereto and thereto, constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, including, without limitation, the Exclusivity Agreement dated February 19, 2010 by and between Parent and the Company; provided, however, that, except as expressly stated otherwise herein, the NDA shall remain in effect in accordance with its terms.
     10.4 No Third-Party Beneficiaries. Except for Section 7.7, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any other Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.
     10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that Parent and/or Purchaser may assign this Agreement or assign or delegate any of Parent’s and/or Purchaser’s rights, interests or obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent without the consent of the Company, provided that Parent and/or Purchaser, as the case may be, shall remain liable for all of its obligations under this Agreement.

Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.
     10.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.
     10.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signature page hereto delivered by facsimile machine or by e-mail (including in portable document format (pdf), as a joint photographic experts group (jpg) file, or otherwise) shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party who requests it.
     10.8 Governing Law. The formation, construction, and performance of this Agreement, including the rights and duties of the parties hereunder, shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to conflicts of laws among different jurisdictions, except that the provisions of the CGCL applicable to the Merger shall apply.
     10.9 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party(ies) hereto or its successors or assigns may be brought and determined in the Courts in the States of Arizona, California and Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to validly serve process, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
     10.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     10.11 WAIVER OF JURY TRIAL. EACH OF PARENT, PURCHASER AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, PURCHASER OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
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     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT AVNET, INC.
By:	/s/ David R. Birk
	Name:	David R. Birk
	Title:	Senior Vice President & General Counsel

PURCHASER AVT ACQUISITION CORP.
By:	/s/ David R. Birk
	Name:	David R. Birk
	Title:	Vice President

COMPANY BELL MICROPRODUCTS INC.
By:	/s/ W. Donald Bell
	Name:	W. Donald Bell
	Title:	President & Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]